Exhibit 99.1

National and

Selected Economic

and Office Market

Overviews

January 2010

by:

Caroline Green

Melinda Gilbert

Eric Finnigan

Kristian Salvesen

Rosen Consulting Group

1995 University Avenue

Suite 550

Berkeley, CA 94704

510 549-4510

510 849-1209 fax

www.rosenconsulting.com

© 2010 Rosen Consulting Group

Table of Contents

The National Economic and Office Market Overview	1
National Economic Overview	1
Selected Office Market Overviews	9
Boston	9
Chicago	14
Los Angeles	19
Orange County Office	26
New York	29
Washington, D.C.	38
Atlanta	46
Dallas	52
Minneapolis	59
San Francisco	64
South and Central Florida	72
Philadelphia	90
Houston	96
Phoenix	101
Nashville	106

© 2010 Rosen Consulting Group, LLC

The National Economic and Office Market Overview

The Great Recession ended in the second quarter of 2009; however, its effects on commercial property markets are expected to extend through 2010. The U.S. office market continued to weaken in the second quarter, with leasing demand contracting further as tenants shed space. As the vacancy rate in most markets rose substantially during the second quarter, landlords responded by cutting asking rents and offering larger concession packages to new and existing tenants in order to maintain occupancy levels. Although the credit markets have begun to reopen, investors remain wary of acquiring portfolios with significant vacancy risk. The pool of distressed assets is increasing, though the lack of transactions is likely to remain for the near term as valuations are difficult to determine. We expect office market weakness to continue in the near term as economic conditions, though less negative than in previous quarters, remain lackluster. Moving forward, we expect office market conditions to improve as a rebounding economy rekindles tenant demand.

National Economic Overview

The national recession that began in December 2007 appears to have eased through mid-year 2009, and RCG believes the U.S. economy has now entered into a “statistical recovery” phase. Financial markets have stabilized since the fall of 2008. The inventory cycle lifted industrial production levels off historical lows, and one-time consumer stimulus programs, like “Cash for Clunkers” spurred consumer spending. The housing market has showed early signs of stability in the low-end segment, as the federal tax credit moved demand from first-time buyers forward in time.

Nevertheless, fundamentals of the economy remain weak. As of September 2009, employers shed workers nationwide at a rate of 328,000 jobs per month since December 2007, equating to a loss of more than 7.2 million jobs, or 5.2% of total payroll employment. The unemployment rate increased to 9.8% as of September 2009 from 6.2% one year prior and a cyclical low of 4.4% in March 2007. According to the Bureau of Labor Statistics’ most broad definition of labor-force utilization, which includes discouraged workers and those working part-time for economic reasons, a full 17.0% of the labor force was underemployed as of September 2009.

RCG believes the Great Recession is over and has been replaced with a statistical recovery that will last through the end of 2009. Job losses began to moderate in the second quarter of 2009 and continued at lower levels through the third quarter, while preliminary estimates indicate GDP grew 3.5% on annualized basis in the third quarter of 2009. Though the recovery in job growth —the major driver for real estate demand — has yet to begin, the trend is going in the right direction. RCG expects job losses of 100,000 per month or less by the end of 2009, implying a loss of 3.5% of total payrolls on the year, and a return to job growth during 2010. Total employment growth is forecasted to accelerate to 2.0% annually by 2013, up from 0.5% in 2010.

Demand Drivers

Office employment has fallen sharply during the recession. Total office employment, which includes the professional and business services and financial activities employment sectors, as well as a portion of information services, account for 19.9% of total jobs in the United States; however, office-using job losses accounted for 30.1% of total job losses in the first half of the year. Office-using employment fell 5.9% year-over-year in the second quarter. Since the end of 2007, nearly 1.9 million jobs have been lost. Austin, Texas was the only MSA in RCG’s universe of coverage that recorded year-over-year office employment growth as of the second quarter of 2009, growing by 1.7% year-over-year in June 2009. Office employment decreased by less than 1.0% in Norfolk, Washington, D.C. and El Paso during the same period. Detroit, Phoenix, Boise, Milwaukee and Charlotte recorded the top five highest rates of office employment contraction year-over-year through June 2009, with each market shedding more than 10% of total office jobs. RCG’s outlook for office employment is relatively strong compared with overall employment growth. After 0.5% growth in 2010, total office jobs should increase at an average annual rate of 2.6% in the 2011 to 2013 timeframe.

Historical Trends

The national vacancy reached its most recent low as a result of the explosive office-using employment growth of the tech boom. The CBD vacancy rate declined to 7.1% in the fourth quarter of 2000, while the suburban vacancy rate declined to 10.4%. Following the tech bust, vacancy rates in both submarkets peaked in 2003 at 15.2% in the CBD and 20.8% in the suburbs. However, year-over-year rent declines continued through mid-2005.

The housing boom brought another wave of office-using employment growth, which sent vacancy rates down to lows of 9.7% and 14.2% in the CBD and suburban markets, respectively, during 2007. During this time, rent growth accelerated rapidly to a year-over-year high of 18.5% in the third quarter of 2007 for the CBD. In the suburbs, rent growth reached a year-over-year peak at 14.4% in the second quarter of 2006. Asking rents continued to increase at a year-over-year pace through the second quarter of 2009, lagging the increase in vacancy rates. Job losses as a result of the housing bust caused vacancy rates to begin increasing in early 2008.

Current Market Conditions

The vacancy rate of both the CBD and suburban markets increased through the first half of 2009, reflecting job losses during 2008 and 2009. As tenant demand contracted further in 2009, landlords responded by reducing asking rents and some owners have refrained from listing asking rents altogether. Even in markets where the vacancy rate increased only slightly, some landlords are aggressively lowering face rents in order to attract potential tenants. Furthermore, the increased amount of space available for sublease is providing lower-priced competition that is often move-in ready, and most landlords are adjusting asking rents accordingly. Because of these trends, effective rents are typically 20% to 25% lower than in 2008 as the size of concession packages continues to increase. Typical concessions include free rent, tenant improvement allowances, and paid moving expenses, as well as broker incentives. Asking rents for premier space within prime buildings are down by 30% to 50% in some cases. Building owners that aggressively increased rents during the boom years are now often under considerable pressure from existing tenants to reduce rents to market levels.

Tenant demand remained minimal in the first half of the year. In the first six months of 2009, leasing activity totaled nearly 80.3 million square feet. In comparison, leasing volume in the first half of 2007 and 2008 was more than 120 million square feet. Tenants are delaying decisions to relocate given the uncertain economic climate. Companies that can move will find multiple space options and have leverage to secure more favorable lease terms. Recent transactions indicate that tenants are favoring shorter lease terms, placing a premium on flexibility rather than securing lower rents for a longer term. The “flight to economy” trend continues, not only in terms of tenants choosing more economical buildings, but also within a building, with some tenants leasing lower floors or more efficiently built-out space.

The vacancy rate in the CBD market continued to rise in the second quarter and reached 13.7%, 2.5 percentage points higher than at the end of 2008. As downsizing continued in the financial activities and professional and business services sectors, major occupants of downtown office space, the national vacancy rate rose to its highest level since 2005. CBD asking rents decreased year-over-year for the first time since 2005. In the second quarter, asking rents were 6.7% lower than in the previous year. Although rents have been under downward pressure for several quarters, even markets with relatively low vacancy rates are producing decreases in asking rents as landlords respond to deteriorating conditions.

The suburban office market is not only plagued by little tenant demand, but also by a significant level of construction activity in recent years. Although development was not considered excessive at the time, economic conditions have eliminated tenant demand for many of these properties. As the suburban vacancy rate approaches the 20% threshold, landlords are aggressively reducing asking rents. In the second quarter, the average asking rent was 5.4% lower than in the previous year. The suburban asking rent is now down to its level in 2007.

With available space increasing and rents decreasing, construction activity slowed further in the first half of the year. Virtually any new development that could be halted has been, with the remaining speculative projects likely to continue forward but at a much slower pace. The value of put-in-place construction fell to $36.0 billion in the second quarter on a seasonally adjusted annualized rate, a level last seen in 2005. This was the fourth-lowest figure since 1995. Not only are developers delaying construction when possible, but some are facing cancellation of pre-leasing commitments which can put the in-place financing at risk. While nearly all new construction at this point would cause excess supply, development in recent years was relatively restrained and the office market weakness is a result of a contraction in tenant demand and not overbuilding.

While the short-term outlook for office properties is weak, the longer-term prospects for growth as positive. Demand from tenants and investors should continue to deteriorate through the remainder of 2009 and into 2010. In 2010, an improved economic situation should help to slow the pace of contractions in the office market, though conditions are likely to remain negative. We expect the CBD vacancy rate to surpass 15% and the suburban vacancy rate to surpass 20% in 2010. Rents should drop sharply during the same period. Following a stable 2011, leasing demand should rebound in 2012. Limited construction should contribute to a fairly brisk recovery in the office market. However, we expect that the suburban markets will lag growth in the downtown areas where construction has been limited in recent years.

For purposes of this study and to supplement the market specific rental growth projections presented herein, we have aggregated market specific rental growth projections for each of the markets in which Piedmont has an active operating presence in order to formulate a composite growth index encompassing these markets. We weighted our projected rental rate growth for each respective market by the percentage of annualized lease revenue derived by Piedmont in those property markets. Below the resulting index is plot against a national rent growth index covering all markets on which Rosen conducts independent rental growth projections. We have used data from those parts of the RCG Universe for which we have distinct series for Suburban and CBD areas and used the associated ratios of square feet of stock in those markets as proxy weights in calculating a single series for national average rent growth.

Investment Trends

In spite of somewhat improved credit market conditions, office investment activity continued to decline in the second quarter of 2009. With valuation difficult in the current environment and many investors unwilling to undertake significant vacancy risk, closed transactions fell further. In the year ending in June, office sales totaled $23.8 billion, a decrease of 47.2% from the amount sold in 2008, according to Real Capital Analytics. In the second quarter, investment activity totaled more than $2.1 billion, a decrease of 87.3% from the second quarter of 2008 and 72.2% lower than the fourth quarter of 2008. Private investors accounted for slightly more than half, 50.4%, of all purchases in the second quarter. In comparison, in the second quarter of 2008, private investors represented 34.5% of all buyers based upon dollar volume.

Representative of the current economic uncertainty, some users are taking advantage of better pricing and acquiring facilities while others dispose of property. In the second quarter, users accounted for 19.4% of purchases, up from 14.1% in the second quarter of 2008. Other users, seeking to monetize assets, accounted for one-quarter of all sales activity, much higher than the 9.3% recorded in the second quarter of 2008.

With few transactions closing, it is difficult to determine actual cap rate trends. In the 12 months ending in June, the average transactional cap rate increased slightly to 7.3%. Preliminary cap rate data on more recent transactions indicate cap rates well into the 8% range. The average cap rate on CBD properties was 6.9%, while the average suburban cap rate was 7.4%.

Total returns, as measured by the NCREIF Property Index, contracted to -22.2% year-over-year in the second quarter and remained negative for the third-consecutive quarter. This was the worst year-over-year performance in the history of the NCREIF index. Through June, distressed office assets totaled nearly $18.2 billion and have more than doubled since the end of 2008.

The number of distressed properties should continue to grow as loans mature in the near term. Until now, some lenders have been able to “pretend and extend”; however, we do not believe that this trend will last and repossessions are likely to increase. While credit is much more available now than earlier in the year, the lack of a CMBS market is still constraining commercial investment activity. For those with capital, there will be many opportunities to acquire troubled assets in the short term. While we are in the midst of an extremely distressed market environment, overall we maintain a positive view of the long-term prospects of the office market.

With vacancy rising, rents falling and capital costs exorbitant, investment returns should remain negative. We expect NCREIF returns to remain negative through 2010. With many lenders choosing to amend terms rather than taking over office properties in the current environment, the national delinquency rate has remained lower than expected. In 2010, fewer lenders are likely to amend loans and we expect the delinquency rate to rise sharply. Additionally, in 2009 and 2010, approximately $380 billion of commercial mortgages are set to mature. With financing difficult, though much more available than late last year, investment activity is likely to increase significantly as owners look to raise capital by disposing of assets or as lenders take over properties. NCREIF returns should rebound in 2011 and remain greater than 10% for the duration of the forecast horizon. More than $220 billion of commercial mortgages are set to mature each year between 2011 and 2013. It remains to be seen how much of this will be recapitalized before these loans come due.

Selected Office Market Overviews

Boston

Economy

During its latest economic expansion period between 2003 and 2007, total employment in Boston grew at an annual average rate of 1.1%. By comparison, overall U.S. employment grew 1.5% during the same period. While job growth lagged overall U.S. job growth each year through 2006, the reemergence of the local technology sector in 2007 fueled expansion that exceeded the national average. Of the 103,200 jobs created during those four years, 86% were in either the professional and business services or educational and health services sector. Limiting overall economic growth during the most recent expansion period was a structurally declining manufacturing industry. Between 2003 and 2007, the manufacturing sector shrank by 5.2%, representing a loss of 12,000 jobs.

Boston’s exposure to the restructuring financial industry and high-tech industries that depend on a shrinking pool of venture capital funds led the local economy into recession in 2008. However, with the local housing market somewhat insulated from the problems associated with subprime and investor-fueled demand and overbuilding, local job losses have been relatively mild compared with the national average. As of June 2009, local payroll employment contracted 2.5% since year-end 2007, compared with 4.3% at the national level.

Going forward, we expect the recession to moderate and the rate of job losses to slow through 2010. Expansion among firms associated with the local biotech industry should fuel growth beyond the recession. Overall employment growth is forecasted to average 1.2% annually between 2010 and 2013. The professional and business services, educational and health services, and leisure and hospitality employment sectors will lead overall job growth through the medium term.

Total Office

At the height of Boston’s economic growth period, conditions in Boston’s overall office market were strong in 2007. Healthy expansion among a variety of local industries pushed the vacancy rate down to 12.5% on the year, a 9.7 percentage-point drop from 2003. Landlords were bullish on tenant demand, sending average asking rents on vacant space throughout the market up 19.1%. Since then, conditions deteriorated. As demand from firms in the finance, consulting, biotech and software firms waned amid a steady stream of new supply deliveries, the vacancy rate increased to 16.9% in the second quarter of 2009, up 4.4 percentage points from 2007. With negotiating power shifted to prospective tenants, landlords have dropped asking rents by 12.3% year-to-date. Current trends should persist through 2010, as the vacancy rate rises to 20.4% and rents fall by 15.1% and 8.0% in 2009 and 2010, respectively. RCG believes positive absorption will return in 2011, fueled by growth in office-using industries. Recovery will likely be amplified by a lack of new supply coming online in 2011 and 2012.

CBD Office

Boston’s CBD contains approximately 58.8 million square feet of office space, accounting for one-third of the MSA’s total office stock. The CBD’s tenant base is primarily composed of financial firms, particularly within the mutual funds subsector, in addition to accounting, consulting, law, public relations, advertising and other media firms.

The downtown market benefited from the strength in the technology sector with many related business and professional services firms, especially law, consulting, and accounting businesses, growing quickly during the late 1990s. In 2000, the vacancy rate downtown was just 2.2%. Attracted by strong tenant demand and rapid rent growth, developers completed an annual average of 1.1 million square feet in deliveries between 2000 and 2004. The CBD office market weakened in 2001 with the downturn in the technology sector and the deflating equity markets. Contracting tenant demand and a surge of new development sent the vacancy rate to 14.8% in 2002 from 2.2% in 2000.

Healthy expansion among downtown office users and a limited supply response during the last several years enabled landlords to raise rents at an aggressive pace between 2004 and 2007. As the vacancy rate fell to 7.5% in 2007 from 14.8% in 2002, annual rent growth averaged 19.3% in the three years through 2007. Restructuring and other cost-cutting measures among major financial and legal services firms, along with other major downtown office tenants, led to a contraction in overall demand for space. As of the second quarter of 2009, the vacancy rate increased 4.1 percentage points to 11.7% from 2007, with most of that increase occurring in the first half of 2009. Average asking rents have tumbled. After a stable 2008, landlords cut rents on available space by 19.7% during the first half of 2009 to $37.30 per square foot. RCG expects fundamentals will remain weak through 2010, at which point the vacancy rate will have increased an additional 4.0 percentage points and rents will have dropped 14.8% from mid-2009 levels. Rising demand and a relatively empty supply pipeline in the years following the recession should send the vacancy rate down incrementally each year through 2013, where RCG forecasts it will reach 11.0%. Annual rent growth is forecasted to gain momentum between 2011 and 2013, reaching 5.7% by 2013.

Cambridge and Suburban Office

Boston’s suburban office market consists of approximately 119.8 million square feet of office space, or two-thirds of the MSA’s total office inventory. The tenant base of Boston’s suburban office properties differs from the CBD, with fewer financial firms and a much higher concentration of technology and research-related businesses.

As the economy transitioned to a high-tech center during the late 1990s, expansion by firms involved in the technology industry and medical-related research and development gained momentum. Strong hiring in the information services and professional and business services sectors resulted in increased demand for office space in the suburban markets. During the late 1990s expansion period, the vacancy rate edged downward to reach a low of 5.5% in 2000. Developers added 2.3 million square feet of office space to the market between 1997 and 2003, up from an average of 61,000 square feet delivered annually between 1991 and 1996. The tech bust more negatively affected the suburban markets than the CBD, as the vacancy rate climbed to 20.6% in 2001, up from just 5.5% a year earlier.

Boston’s suburban office market tightened in recent years as local firms were crowded out of the CBD by a lack of available and affordable space. Ample supply of large blocks of space and relatively cheap rents attracted tech- and research-related firms to suburban office parks, particularly along the Route 128 Corridor. By 2007, the vacancy rate throughout the suburban market had fallen to 15.0%, down from 26.0% in 2003 in the aftermath of the dot-com bust. As growth in the technology industry decelerated in 2008, demand for suburban office contracted along with it. By the second quarter of 2009, the vacancy rate had increased to 19.4%. Average asking rents declined 11.4% during the first half of 2009 to $23.13 per square foot. With the delivery of more than 2.0 million square feet of new office space expected between mid-2009 and year-end 2010, RCG’s forecast calls for the vacancy rate to reach 22.7% in 2010. Rents are expected to drop a total of 14.0% in 2009 and 8.0% in 2010. Beyond the recession, the vacancy rate will tick downward 19.1% by 2013, while rent growth ramps up to 5.3%.

The Cambridge submarket, home to both MIT and Harvard, consists of both office space and R&D/lab space, of which biotech and other tech-related research and development firms make up a majority of the total tenant base. Recently though, computer software companies have emerged as a driver of office demand in the market. The office and R&D/lab vacancy rate in Cambridge was stable through the first half of 2009 at 14.7%, a significant achievement when the overall suburban office vacancy rate increased 2.5 percentage points. While a lack of available venture capital funds are constraining new demand as of mid-2009, Cambridge should outperform the overall office market going forward, as expansion among biotech firms applies upward pressure on asking rents for office and R&D/lab space. The return of venture capital funds to the local economy should fuel growing demand in the submarket going forward.

Chicago

Economy

Annual job growth in Chicago’s local economy has lagged the national average every year since 1995. During the latest expansion period between 2003 and 2007, total payrolls expanded at an annual average rate of 1.0%, compared with 1.5% at the national level. Chicago is a leading corporate center, and thus the professional and business services sector is a strong driver within the local economy. Record corporate profits encouraged strong hiring in the sector during recent years. The recession spread to nearly every employment sector by 2008, and job losses accelerated through mid-year 2009. The inventory cycle and falling demand for heavy machinery around the globe exacerbated the structural decline in Chicago’s manufacturing base. Furthermore, as the intermodal shipping center of the United States, sectors associated with the movement of cargo have been negatively affected as well.

Our forecast calls for the rate of contraction in the local economy to ease going forward. The 3.4% decline in payrolls forecasted for 2009 implies monthly job losses to slow to 5,800 per month during the second half of the year, down from 19,200 per month in the first half. Recovery will be slow, as growth prospects are few, aside from the possibility of federal stimulus-funded hiring in the near term. At the local level, the high unemployment rate and sluggish income growth should weigh on consumer demand, hindering economic growth. A boost in payrolls later in the forecast period will stem from increased demand for educational and health services and the revival of global trade, as well as the business services supporting these industries. Employment growth should reach near 1.4% by 2013.

Total Office

Chicago is the third-largest office market in the United States measured by total square footage, behind New York and Washington, D.C. Approximately 55% of the total office stock is located in Chicago’s highly concentrated CBD, while the remainder is spread through the MSA’s far-reaching suburbs. Following the tech bust, the direction in the overall economy shifted and local employment growth turned negative, preventing demand from keeping pace with the growing inventory on the market. In 2001 alone, professional and business services employment contracted 6.4% and information services employment declined 4.0%. As a result of downsizing and fresh construction deliveries, the vacancy rate shot up to 19.8% in 2005. Since 2005, recovering employment growth and strength in the financial activities and professional and business services sectors increased demand for office space and pushed the vacancy rate back down to the 15% range.

Chicago’s office market began recovering in 2006 from the oversupply problem that emerged in the aftermath of the tech bust, and by 2007, strong office employment growth sent the vacancy rate down to 15.1%, a 4.7 percentage-point decrease in two years. As the recession took hold in 2008, widespread losses weakened overall market fundamentals. Rising vacancy rates and falling rents should characterize the market through 2010, as several new office towers are completed in the CBD amid a weak demand environment. RCG believes office employment growth will return in 2011, and with it, positive absorption. A relatively empty construction pipeline for the 2010 to 2013 timeframe bodes well for the recovery. Though, with vacancy rates at relatively elevated levels compared with those during 2006 to 2008 period, RCG is forecasting only conservative rent growth through 2013.

CBD Office

Chicago’s CBD office market, which consists of 119.1 million square feet of space, is perhaps the most prestigious office market in the Midwest and among the most desirable locations in the country. Owing to the high concentration of corporate headquarters, corporate law offices, consulting firms and accounting firms have clustered in the CBD office market. Office-using components of firms in a wide variety of other industries including finance and insurance, manufacturing and transportation are located in the CBD.

In the aftermath of the tech bust, prior to which technology firms fueled strong demand for new space in the CBD, market fundamentals deteriorated. Following a dramatic pullback in demand from local technology companies and firms in supporting industries amid aggressive development activity, the vacancy rate started to climb in 2001 and peaked in 2005 at 18.1%. Expansion by office-using firms in the finance, consulting, legal and other business services industries bolstered leasing activity in 2006 and 2007, sending the vacancy rate down to 11.9% by the end of 2007.

During the current recession, the effects of both a demand-side contraction and an oversupply of new space have weakened fundamentals in Chicago’s CBD office market. Steep payroll declines in the professional and business services and financial activities sectors led to more than 2.7 million square feet of negative net absorption in 2008 and the first half of 2009. On the supply side, three new office towers will be delivered by year-end 2009. Two of the three buildings, totaling 2.5 million square feet, are to be located in the River North Submarket. The other 1.0 million square-foot building will be delivered in the West Loop. The vacancy rate jumped 3.0 percentage points during the first half of 2009 to 15.4%, its highest point since 2005. Though asking rents were only down 0.6% year-to-date as of the second quarter of 2009, lease concessions are growing.

Looking ahead, rents will begin falling more rapidly during the second half of 2009 as building owners try to attract new tenants in order to support short-term cash flows, ending the year down by 6.8% in total. The vacancy rate is expected to reach 18.9% by 2010 — 80 basis points higher than in 2005. As office-using employment sectors resume expansion following the recession, demand for office space in the CBD should recover. The vacancy rate is forecasted to drop to 15.1% by 2013 — a 3.0 percentage-point drop from 2010, but still 3.2 percentage points greater than in 2007. The relatively high vacancy rate should limit landlords’ ability to raise rents aggressively during the demand recovery. Annual rent growth is forecasted to reach 3.1% by 2013, up from 0.8% in 2011.

Suburban Office

In Chicago’s suburbs, approximately 96.1 million square feet of office space is spread out across a wide geographic area, with enclaves of dense development near the region’s population and business centers. A broad cross-section of industries compose the diverse tenant base in Chicago’s suburban office market, with large finance and insurance, business services, consumer products, wholesale and retail trade manufacturing, technology, healthcare and education firms all leasing space in the market. The suburban market benefitted from expansion by technology and telecommunications firms in the late 1990s. As the tech-industry bubble burst, the market was negatively affected by failing local firms, as well as downsizing and consolidation among larger firms. When also factoring in a supply overhang from aggressive development activity during the boom, the vacancy rate increased to 24.4% in 2003 from 10.9% in 1998.

Similar to the CBD, conditions in Chicago’s suburban office market deteriorated since the height of the most recent expansion period in 2007. As leasing activity heated up in the 2004 to 2006 timeframe, developers turned their attention to speculative office projects, and annual deliveries ramped up to 1.0 million square feet in 2008 from 72,000 square feet in 2005. Much of the increased demand in the suburban market was credited to expanding mortgage and other financial firms that benefitted from lax credit standards. As overall economic conditions turned in 2008, pre-leasing at speculative building projects slowed and many of the mortgage and other financial firms closed or consolidated operations. Between 2007 and mid-2009, the vacancy rate increased by 4.7 percentage points to 23.8%. Average asking rents have yet to fall by a significant amount, though landlords have offered increasingly generous lease concessions, which lower effective rents.

RCG’s near-term outlook for the market calls for an additional 3.7 million square feet of space to be vacated through 2010. The vacancy rate is forecasted to reach 28.0% in 2010, 8.9 percentage points higher than in 2007. Given the tepid nature of the expected recovery in the local job market, demand will slowly gain momentum in the second half of the forecast period. After falling by 8.2% between 2009 and 2010, rents should climb through 2013 at an average rate of 1.5% per year — a slower pace than in the CBD because of the suburban market’s relatively high vacancy rate. New supply is expected to come online at a slower pace than in the recent past. RCG forecasts an annual average of 177,000 square feet to be delivered during the five years to 2013, compared with 424,000 square feet during the previous five years.

Los Angeles

Economy

The Los Angeles metropolitan area is entirely composed of Los Angeles County, and is bounded by the Pacific Ocean to the west, by Ventura County to the north, San Bernardino and Riverside Counties to the east, and Orange County to the south. Los Angeles payrolls totaled almost 3.9 million people as of August 2009. Major economic drivers include trade, media-related industries, professional and business services, educational and health services, and tourism. According to the Los Angeles County Economic Development Corporation (LAEDC), the County’s gross domestic product in nominal dollars was more than $513.6 billion in 2008, ranking it among the top-20 economies worldwide. Several specific industries are clustered in Los Angeles, and are vital to the regional economy including trade, media and entertainment, and tourism.

Job losses in Los Angeles accelerated through the first half of 2009; total employment fell by 4.5% in the 12 months ending in June with the loss of more than 185,000 positions. Employment declines were broad-based, with seven of the eleven sectors contracting by at least 5% during the period. The construction, manufacturing and financial activities sectors lost more than 70,000 positions as a result of continued weakness in the metropolitan area’s housing market.

The Los Angeles MSA benefited from the housing boom during recent years. Construction employment grew at an average annual pace of 5.2% from 2004 to 2006, before declining at an average annual pace of 7.6% in 2007 and 2008. Many other sectors posted growth because of the housing boom, including financial activities, professional and business services, trade, and leisure and hospitality. These sectors are now contracting as a result of the housing bust, its subsequent effects on the financial sector, and the pullback in consumer spending.

The trade sector is a major driver of the local economy, accounting for nearly 16% of all jobs. The trade sector has traditionally been a reliable source of modest growth for the Los Angeles economy, with job losses in only 2 years out of the last 15. However, year-to-date cargo volume as measured by twenty-foot equivalent units (TEUs) at the Ports of Los Angeles and Long Beach, the world’s fifth-largest port complex, declined 20.3% year-over-year as of August because of weak domestic demand for imported goods and the global economic slowdown. Although the rebounding Asian economies could boost outbound container volumes, inbound containers account for a much larger share of overall cargo volume. The Los Angeles Economic Development Corporation expects cargo volume at the ports to fall to 12.2 million TEUs in 2009, from 14.3 million TEUs in 2008 and a peak of 15.8 million TEUs in 2006. As a result, we expect the trade and transportation and utilities sectors to shed nearly 25,000 additional positions through year-end 2009.

Los Angeles has a large informal economy, which includes self-employed workers such as real estate agents, entertainment industry contractors, day laborers and various service employees that are not included in payroll employment statistics. Therefore, the unemployment rate, which is derived from a survey of households, is a better indication of labor market conditions. The unemployment rate has exceeded 11% in recent months, reaching the highest rates on record, and some estimate that as many as 20% of residents are unemployed or underemployed. We expect the unemployment rate to continue to exceed 10% through at least 2011 as job market conditions remain weak.

Population and household growth slowed in Los Angeles County in recent years, as many residents moved to the lower-cost Inland Empire east of the county, as well as to more affordable neighboring states. Net migration has been negative since 2004, with an estimated 111,200 net move-outs. However, as house price affordability improves in conjunction with reduced single family home prices, we expect population and household growth to pick up, fueling economic growth in certain sectors. Population growth was an estimated 0.8% in 2008, and we expect the rate of growth will increase to 1.0% annually by 2012 and through 2013. Household growth should pick up at the same rate through 2013.

Looking forward, we expect job declines to decelerate but continue through the end of 2010, with the economy losing an additional 71,400 positions. We believe that most employment sectors will lose jobs during that period, with only the educational and health services sector adding jobs in both 2009 and 2010 because of continued strong demand for medical services and growth in the private education subsector. Employment growth should resume in 2011, accelerating from 0.6% to 1.3% by 2013, with all sectors except manufacturing adding jobs by the end of the forecast period.

Total Los Angeles Office

The Los Angeles office market is comprised of five submarkets totaling more than 180 million square feet of space. Because of the economic diversity and sheer size of the region, each submarket is distinct. For example, entertainment and media firms are typically located in the Tri-Cities submarket, which includes Burbank and Universal City, while professional services and financial firms drive demand for space in the CBD.

A diverse economy and the presence of growth industries allow the Los Angeles office market to outperform those in many other cities, even during difficult economic times. Furthermore, relatively limited new construction during the most recent boom prevented deterioration because of oversupply. From 2004 to 2008, the average annual amount of new space delivered throughout the Los Angeles metropolitan area was approximately 930,000 square feet, as compared with 2.3 million from 1998 to 2002. As a result, we do not expect the vacancy rate to reach the levels recorded during the tech bust in the coming years. The vacancy rate reached its most recent peak at 18.8% in 2002, before trending down to a recent low of 10.4% in 2006 and 2007. Asking rents declined on an annual basis during 2003 and 2004 because of weak market conditions, before growing again through 2008. Rent growth reached an annual peak of 20.5% in 2007.

In the first half of 2009, the vacancy rate increased to 15.1% from 14.0% at the end of 2008. At the same time, asking rents dropped 2.9%. These trends are a result of both a drop in demand, as vacant space and space available for sublease increased greatly in recent quarters, as well as too much new supply. Less than 1.5 million square feet were delivered during the first half of 2009, and although this figure is relatively modest in a historical sense, it still far exceeds demand for office space in this current economic environment. We believe that 2009 will be the last year for large annual deliveries, as poor market conditions and tightened construction lending standards deter new development. RCG expects job growth to resume in 2010 and the combination of increased demand and low levels of new supply should cause an improvement in office market fundamentals beginning in 2011. The vacancy rate should peak at 16.5% in 2010, before trending down to 14.0% in 2013. Asking rents should decline annually in 2009 and 2010, before growing again in 2011 and accelerating to a 3.9% annual pace in 2013. In the long term, increased international trade because of a rebound in consumer spending, the presence of a small but growing biotechnology cluster, and steady growth in Los Angeles’s entertainment and tourism industries should contribute to the health of the Los Angeles office market.

Downtown Los Angeles Office

The CBD office market contains approximately 29 million square feet of space in 57 buildings. A lack of new construction has been integral to the health of the Los Angeles CBD market, with no new deliveries in more than 15 years. Despite these space constraints, the downtown vacancy rate usually surpasses that of the total Los Angeles office market. During the tech bust, the vacancy rate peaked at 20.9% in 2000, as many financial and internet-related companies vacated space quickly. The housing boom and its subsequent effects on other sectors caused the vacancy rate to decline to a recent low of 13.8% in 2008, lagging other markets which posted increases in the vacancy rate during 2008. Rents had been lower in the CBD than the total office average until 2008, when two years of rapid growth in the downtown office market caused the asking rental rate to increase to $36.60 per square foot.

The CBD office market continued to perform relatively well in the second quarter of 2009 compared with other office markets in Los Angeles County. Although the vacancy rate increased 220 basis points from year-end 2008 to 16.0%, the average overall rent declined only 2.6% through the first half of the year, the second-smallest decline among the five Los Angeles office markets after the South Bay. The CBD’s large concentration of government tenants should continue to serve as a source of stability in the market going forward. We expect the vacancy rate to increase an additional 120 basis points through the end of 2010, to 17.2%, declining thereafter to around 16.3% in 2013. Our forecast calls for the average overall rent to decline by 3.4% through year-end 2010, compared with a 5.2% decline in the overall Los Angeles rent, bringing the CBD rent back to late 2007 levels. A lack of construction completions through at least 2013 should benefit the market, allowing the excess space to be absorbed and annual rent growth to accelerate to the mid-4% range by the end of the forecast period.

West Los Angeles Office Market

West Los Angeles includes some of Los Angeles’s most expensive and high-profile communities, including Beverly Hills, Pacific Palisades, Brentwood, Santa Monica, Westwood and West Hollywood. Entertainment, technology and media firms are the main drivers of demand in this submarket. During the first half of 2009, the formerly high-flying West Los Angeles office market struggled as a large amount of new and sublease space flooded the market. The vacancy rate increased to 13.7%, as the average overall asking rent plunged 9.5% through the first half of the year. With an additional 769,000 square feet of new space slated for completion through 2010, Rosen Consulting Group expects the vacancy rate to trend higher, reaching 15.8% at year-end 2010. Rents should continue to decline, albeit at a slower pace, with the average overall asking rent falling an additional 5.8% through the end of 2010. In the medium term, lower levels of construction coupled with rebounding demand for space in this prestigious office market should drive down the vacancy rate to the 12% range and boost annual rent growth to the low-5% range by 2013. Although conditions in the West Los Angeles market are likely to remain weak in the near term, the medium- and long-term outlooks are positive. The Westside’s high quality of life and accessibility to transportation and freeways make it one of the nation’s most desirable office markets and the premier location for firms in industries including entertainment, finance and technology. On the supply side, a limited amount of developable land and general opposition to development by local residents should constrain the amount of new office space delivered to the market.

San Fernando Valley/Tri-Cities Office

The San Fernando Valley/Tri-Cities office market is located northwest of downtown, and is composed of 343 buildings and more than 52 million square feet of office space. Cities within the submarket include Burbank, Pasadena, Universal City, Encino and Sherman Oaks. Media and entertainment firms drive demand for space in the Tri-Cities submarket, particularly near Burbank, while technology firms are drawn to Pasadena, where the California Institute of Technology is located. About 70% of the office space in this submarket was built in 1970 or later.

Market trends in the San Fernando Valley/Tri-Cities office market benefited because of the housing boom, and are now suffering disproportionately because of the housing bust. The vacancy rate declined to a recent low of 6.8% in 2006, driven by growth in housing-related businesses. The vacancy rate has since increased by nearly ten percentage points. Trends were more muted during the tech boom and bust in spite of more rapid growth in new supply, with a low vacancy rate of 10.8% in 2000 rising to a peak of 17.4% in 2002. Annual deliveries in the San Fernando Valley/Tri-Cities market averaged 1.2 million square feet from 1998 to 2002, as compared with 550,000 from 2004 to 2008.

Hit hard by space givebacks by firms in the construction, finance and insurance industries, the San Fernando Valley/Tri-Cities office market remained one of the weakest in Los Angeles through the second quarter of 2009. Although the rate at which companies returned space to the market appeared to be slowing, the completion of 817,000 square feet of space in two buildings, neither of which was pre-leased, contributed to a 400 basis-point increase in the vacancy rate through the first half of the year to 16.7% – the highest rate among the five major Los Angeles office markets. With more than 450,000 square feet of space slated for delivery during the second half of the year and continued cutbacks by local firms, we expect the vacancy rate to trend higher, reaching 18.1% at year-end and increasing to the mid-18% range by the end of 2010. A lack of construction between 2010 and 2012 should benefit the market, resulting in the vacancy rate declining to around 15% by 2013, although this would be nearly triple the recent cyclical low of 5.5% reached during the second quarter of 2007. With demand remaining weak in the short term, we forecast an additional 5.9% decline in the average overall asking rent through the end of 2010, followed by annual rent growth accelerating to nearly 4% by 2013 as the economy rebounds.

Orange County Office

Orange County’s office stock currently totals approximately 81 million square feet and is relatively new, with a large majority of the space built in 1980 or later. In accordance with the traditionally suburban character of the market, a great deal of the total office space is in low- and mid-rise buildings.

Speculative construction in Orange County slowed during the late 1990s just as demand was rising, bringing the vacancy rate down to 12.2% by 2000. However, a large amount of new supply was just being delivered as the tech bubble burst in 2001, causing the vacancy rate to climb to 17.5% by year-end 2002. Development slowed from this period through the end of 2005, and as employment growth and consequently demand picked up, the vacancy rate declined to 12.9% by 2004. The vacancy rate fell further to 9.8% by 2005 as the housing boom and tenant demand from mortgage companies picked up, signaling another short building boom in the market. From 2006 through 2008, more than 5.3 million square feet were completed. However, much of the space delivered was speculative, and the vacancy rate crept back up to 16.6% by year-end 2008.

Similar to the vacancy rate, Orange County’s office market rents have moved in conjunction with demand trends. Following the dot-com bust in 2001, office rents declined by 8.0% to $24.10 per square foot in 2002, and further by 4.9% in 2003 to $22.91 per square foot. However, as the housing market grew, and as demand from mortgage and other financial services firms increased, landlords increased rents by 8.5% in 2005, again by 12.2% in 2006, and further by 14.1% in 2007. Once employment began to contract and firms shut their doors, rents came down, declining by 5.5% in 2008. At their peak, average asking rents were $32.43 per square foot in 2007.

Weak tenant demand continues to erode office market fundamentals in Orange County, with the vacancy rate increasing 2.2 percentage points during the first half of the year to 18.8%. Reflecting this weakness in demand is the falling average asking rental rate, which declined by 10.4% during the second quarter compared with year-end 2008 to $27.47 per square foot. Given the weakness in the market, landlords were forced to lower rents and increase concession packages in order to maintain occupancy levels and attract tenant interest. Additional employment losses will result in softer market conditions through 2011, with the vacancy rate expected to increase to 20.2% by year-end 2009, and further to 21.1% by year-end 2010.

After three years of high levels of new construction, activity has come to a standstill. No new product was delivered during the first half of 2009. Only one building totaling 81,000 square feet is currently under construction, slated for delivery by year-end 2009. With no construction activity expected, the market should have ample time to absorb the existing space while economic conditions improve later in the forecast period. However, because construction activity was strong during the last growth cycle and some tenants such as the subprime industry will not return to the market, it may take several years for the excess to be absorbed. Orange County’s high concentration of financial activities and professional and business services employment typically drives demand for office space. Together, the sectors are expected to add more than 22,000 employees between year-end 2010 and year-end 2013, accounting for almost one-third of the market’s total employment growth during the period. However, this is not as strong as the pace of employment growth in these sectors during the last growth cycle from 2002 through 2005, when employment in these sectors accounted for more than half of total employment growth in the county. Therefore, we expect absorption to be somewhat slower in the next growth cycle, and the vacancy rate is not expected to fall below 20% until 2012. Weaker demand conditions will likely keep rents near 2005 and 2006 levels through the forecast period. We expect rent growth will be minimal in 2011, at 1.4% for the year, increasing to 3.7% growth in 2012 and 4.6% growth in 2013. Longer term, however, we believe the excess space will be absorbed, and the county’s geographic and policy constraints will help to prevent overbuilding to the same degree as in the last cycle. As the county grows denser, and the economy expands, demand for office space will continue to increase.

New York

Economy

The largest employment center in the country, New York’s economic base benefitted in recent years from strong expansion in the finance industry as well as the professional and business services sector that supports local financial firms. Wealth generated from Wall St. firms fueled rising home prices and booming retail sales, driving growth in a myriad of other local industries. Between 2003 and 2007, total payrolls expanded at an annual average rate of 1.4%, compared with 1.5% at the national level. The professional and business services and financial activities employment sectors grew by 2.4% and 1.9%, respectively, during the same period. At mid-year 2009, in the wake of a severe recession and near meltdown of financial markets in 2008, job losses in the New York metropolitan area are accelerating. Payrolls declined 2.4% year-over-year in June 2009, compared with 1.4% in 2008.

RCG predicts job losses will intensify during the remainder of 2009, particularly in the financial activities sector. As of mid-year, severance packages began to expire, which will translate into thousands more local workers claiming unemployment benefits during the near term. By year-end 2009, RCG’s forecast calls for total employment to decline by 2.7%, led by job losses in financial activities. We believe the economy will not begin to create jobs until 2011. Job growth should average 1.5% annually between 2011 and 2013, anchored by expansion in key sectors such as professional and business services and educational and health services.

Total Office

The New York metropolitan area’s office market consists of 495.7 million square feet of total space, making it by far the largest office market in the United States. With an overall average asking rent on vacant space at $51.99 per square foot as of the second quarter of 2009, it is also the most expensive U.S. office market. The surrounding office markets in New Jersey account for another 109.3 million square feet of space, though rents are relatively cheap compared with office space in New York.

Strong growth in the office-using employment sectors during the 1990s sent the overall vacancy rate down to 4.3% through the New York office market in 2000. The early 2000s recession brought layoffs in nearly every industry, negatively affecting office market fundamentals. The vacancy rate tripled to 12.9% in 2003, while average asking rents tumbled. Aiding the market’s recovery was the local finance industry, which began growing at a rapid pace in the 2004 to 2005 timeframe. The overall vacancy rate fell by 5.7 percentage points between 2003 and 2007 to reach 7.2%, though the highly desirable Midtown and Midtown South submarkets posted vacancy rates of 5.8% and 4.7% at the time. As demand for space grew and supply became limited, average rents skyrocketed, growing a total of 57.0% between 2005 and 2008.

At the epicenter of the financial crisis of 2008, New York’s office market is exposed to downsizing financial firms to a greater extent than any other office market in the country. Following several years of strong rent growth, average asking rents throughout the New York metropolitan area declined by 9.4% during the first half of 2009, while the vacancy rate increased to 11.3% — 4.1 percentage points higher than in 2007. RCG’s forecast calls for the overall vacancy rate to reach 14.2% by year-end 2010, while rents decline by a total of 15.7% in 2009 and 10.9% in 2010. As hiring resumes among New York’s office-using firms in 2011, tenants are likely to leverage negotiating power with landlords to lease space at relatively cheap rates, an effect that will likely improve vacancy rates but limit rent growth. The vacancy rate should drop back down to 10.5% by 2013, while slow rent growth begins to gain momentum late in the forecast period.

Midtown Manhattan Office

Midtown Manhattan contains a total of 307.4 million square feet of office space within the Midtown Proper and Midtown South submarkets. It is the premier location in the country for a wide variety of firms, especially financial services, accounting, media, law and consulting firms. Into the late 1990s, the emergence of Internet, new media and other tech-focused, start-up companies were a boon to the Midtown office market. By 2000, the vacancy rate dropped to 3.6% and 4.6% in Midtown Proper and Midtown South, respectively. As the early 2000s recession unfolded, conditions in Midtown’s office market weakened as firms laid off employees and a shrinking pool of venture capital halted the formation of start-ups. Slowing demand and the addition of new supply sent the vacancy rate much higher. The Midtown Proper vacancy rate peaked in 2003 at 11.9%, an 8.3 percentage-point increase in three years. The vacancy rate in Midtown South peaked in 2002 at 13.5%, an increase of 8.9 percentage points from two years prior.

The market’s recovery was fueled by rising demand from financial and other business services firms. The Midtown office market strengthened through 2007 with high demand and record leasing activity. By 2007, net absorption during the four previous years totaled approximately 25.6 million square feet in the two Midtown submarkets, sending the vacancy rate down to 5.8% and 4.7% in Midtown Proper and Midtown South, respectively. Strong demand, especially in trophy assets, allowed landlords to raise rents aggressively during this period. Between 2003 and 2008, Midtown Proper office rents increased by 75.9% and Midtown South rents grew by 78.1%.

The current recession took a heavy toll on the Midtown office market; the economy shed thousands of jobs, forcing businesses to dispose of excess space. Tenants downsized and closed offices, and sublease space accounted for nearly one-third of all available space as of the second quarter of 2009. The Midtown Proper vacancy rate increased to 11.7% in the second quarter from 5.8% at the end of 2007. A similar outflow of tenants is occurring in the Midtown South office market, where the second quarter vacancy rate increased to 8.7% from 4.7% in 2007. Landlords are responding by dropping asking rents. Through mid-year, asking rents declined by 16.3% in Midtown Proper and 8.4% in Midtown South.

Going forward, there will continue to be challenges to the market through 2010, when we project the fourth-quarter vacancy rates to increase to 14.8% in Midtown Proper and 10.8% in Midtown South. Through the duration of the forecast period, as businesses slowly begin to hire, we believe companies will absorb space at a healthier rate. By 2013, our forecast calls for vacancy rates of 10.1% and 7.1% in Midtown Proper and Midtown South, respectively. Renewed demand should enable landlords to increase asking rents in 2011, and at accelerating growth rates through the end of the forecast period. By 2013, the Midtown Proper average asking rents are forecasted to grow by 8.0%, with 5.0% growth in Midtown South.

Downtown Manhattan Office

The 89.0 million square-foot Downtown office market has traditionally been known as the financial center of New York, though many financial firms have migrated into Midtown from their former Wall Street locations in recent years. Coinciding with this shift has been a transformation of Downtown into a 24-hour urban environment during the last decade, with the addition of thousands of residential units, as well as retail and lifestyle amenities. The Downtown office market performed similarly to the Midtown submarkets during the tech boom of the late 1990s. Rapid absorption of vacant space combined with the lack of new deliveries to the market sent the vacancy rate down to 3.6% by the end of 2000. As the tech bubble deflated and the events of September 11th reduced overall demand for office space, the vacancy rate increased rapidly through the next two years, rising a total of 9.6 percentage points by 2002. The annual vacancy rate did not peak, however, until 2004 when it reached 13.7%. As the local economy rebounded and profits of local financial firms grew increasingly large, the market began to recover in 2005. Average asking rents continued to decline on a year-over-year basis until 2006. Expansion among financial firms and those within supporting industries, in addition to leasing by firms priced out of the more-expensive offices in Midtown, sent the vacancy rate back down to 6.2% by year-end 2007. Strong demand enabled landlords to increase rents during this expansion, and the average asking rent grew by 25.0% and 22.9% in 2006 and 2007, respectively.

Available office space in Downtown Manhattan increased through the first half of 2009 as local businesses consolidated and reduced headcounts. By the close of the second quarter of 2009, an outflow of tenants increased the vacancy rate to 8.7% from 6.2% recorded at the end of 2007. As returned space flooded the market, negative net absorption totaled 5.2 million square feet in 2008 and the first half of 2009. These negative market indicators pushed landlords to reduce asking rents by 8.5% at mid-year to $43.81 per square foot from the close of 2008. RCG believes office market fundamentals will remain weak, at least through the end of 2010. Further contraction in office-using employment, particularly in the financial activities sector, should increase vacant space to 12.1% during 2010. We expect landlords will reduce asking rents by a total of 18.0% during 2009 and another 16.0% the following year. As the local economy begins to recover during 2011, moderate business expansion should increase demand for Downtown office space. Absorption should turn positive during 2011 and remain positive through the duration of the forecast period. For 2013, RCG’s forecast calls for a 10.4% vacancy rate and for asking rents to increase at a 5.2% annual pace.

Bergen/Passaic Office

The 31.2 million square-foot Bergen/Passaic office market is linked closely to the Manhattan office market, sharing drivers and constraints imposed by the overall economic environment. Firms typically house back-office operations and local customer branch offices within Bergen and Passaic Counties to take advantage of relatively inexpensive lease rates, available space to build large office complexes, and abundant transportation infrastructure, which attract growing firms that may be more cost-sensitive. Furthermore, pharmaceutical and biotech companies account for a large portion of the tenant base in Northern New Jersey.

The market has been relatively stable during the past several years. The vacancy rate reached a low of 16.7% in 2007, as the market demand was supported by Wall Street profits and growth among pharmaceutical firms. Though the market has weakened during the current recession, its relatively low lease rates should act to insulate the market from the dramatic deterioration in demand and tumbling rents of Manhattan’s office market. Many of the large Midtown and Downtown Manhattan financial firms lease space in Bergen or Passaic County; however, their focus has been on ridding balance sheets of the rather large overhead costs of Manhattan office space. Nevertheless, fresh demand for office space is sparse. Financial firms are not likely to expand in the near future and the biotech industry is currently hamstringed by the lack of available venture capital funds.

As of the second quarter of 2009, the vacancy rate increased to 18.2% from 16.7% in 2007, while average asking rents were down just 3.6% in the first half of the year. Even with reductions in asking rents, the drought in demand will curtail leasing activity and RCG believes the vacancy rate should increase to 31.0% by the fourth quarter 2010. Likewise, RCG projects asking rents will decline for two consecutive years between 2009 and 2010, by a total of 11.8%. A lack of development activity during the recovery period between 2011 and 2013 should aid the recovery by mitigating any oversupply issues. By 2013, RCG expects the vacancy rate to decrease to 18.6% and asking rents to increase at a 3.0% annual rate.

Middlesex/Somerset Office

Expansion in the biotech and pharmaceutical industries since the tech bust strengthened fundamentals in Central New Jersey’s 51.1 million square-foot office market, comprised of Middlesex and Somerset counties. After reaching a cyclical high of 25.7% in 2003, the annual vacancy rate dropped by 6.3 percentage points to 19.4% by 2007. Rent growth during the same period was limited by the extent of vacant space on the market: nearly one-fifth of the total office stock was available for lease at the pinnacle of the market’s expansion period. Developers were active in the market only sparingly, completing an average of 195,000 square feet of space per year between 2003 and 2007.

The current recession began to affect Central New Jersey’s local economy in 2008, with conditions in the office market deteriorating since then. With total payrolls in the professional and business services, financial activities and information services employment sectors contracted by 7.2% as of June 2009, demand fell considerably. By the second quarter of 2009, the vacancy rate had increased to 23.7%, and average asking rents had declined by 8.4% since 2007.

Looking ahead, RCG expects the vacancy rate to increase to a forecast-period high of 26.4% in 2010, representing the highest vacancy rate on record since 2002. As the local economy resumes growth beginning in 2011, we believe that demand for office space will ensue by companies resuming expansion efforts and new businesses coming into the area. For 2013, we believe vacant space on the market will decline to 23.3%, still slightly higher compared with the average 22.1% vacancy rate between 2002 and 2008. Even so, with evidence of recovery, landlords will be able to increase asking rents by as much as 3.0% by 2013.

Washington, D.C.

Economy

Washington, D.C. has the fourth-largest regional economy in the United States and can be divided into three economic regions: Northern Virginia, which comprises the largest share of regional GDP, the District, and Suburban Maryland. Northern Virginia is driven by a diverse group of industries including defense, trade, professional and business services, technology and construction. Multinational firms often locate there because it is near both policy makers and transportation options. The District is driven by the government sector, law firms and consultancies. Suburban Maryland is largely driven by technology, educational and health services, and professional and business services. In fact, the region’s technology cluster is reputed to be the second largest in the nation, with more than 14,000 high-tech companies and roughly 300,000 technology employees. Average high-tech wages in the region are two-thirds more than average private sector wages.

Economic growth in the Washington, D.C. MSA, measured by employment trends, has exceeded total growth at the national level since 1990. During the tech-bust period, while national payrolls contracted for three consecutive years through 2003, strong hiring in Washington, D.C.’s financial activities and government employment sectors balanced the layoffs in the local high-tech industries.

Hiring during the most recent expansion cycle has boomed across a wide variety of local industries. Of the 197,300 jobs created during this span, 79,400 were in the professional and business services sector. The government and educational and health services sectors contributed approximately 39,000 new jobs each. The leisure and hospitality and other services sector added an average of 19,800 jobs each. Despite consistent declines in the manufacturing and information services sectors, total payrolls expanded at an average annual rate of 1.8% between 2003 and 2007, compared with 1.5% at the national level.

The Washington D.C. metropolitan-area economy has not been immune to the economic downturn, but the large federal and state government payrolls have provided some stability. All major markets tracked by RCG will likely lose jobs during calendar year 2009, but in percentage terms, Washington D.C. should see the smallest loss — about two-thirds of 1% — among the 75 major U.S. metropolitan areas. The principal driver of economic growth in the region, federal procurement, should continue to increase as federal stimulus money begins to flow. Several firms that had cut employment severely in 2008 and early 2009 should now start hiring again as federal projects are awarded.

Total employment levels, nevertheless, fell in June 2009 at a year-over-year rate of 1.3%. Gains in the educational and health services, government, transportation and utilities, and professional and business services sectors during the first half of 2009 were not enough to compensate for significant losses in other sectors, most notably construction, financial activities and leisure and hospitality. We expect all sectors except manufacturing and information services to revert to long-term growth levels after 2010. Overall employment growth is expected to average 1.9% annually between year-end 2009 and 2013. Whether that decline will occur rapidly or not is open to debate, but employment opportunities will continue to attract new residents to the area.

Total Office

The Washington, D.C. metropolitan area has one of the largest and tightest office markets in the country. Collectively driving demand throughout the regional office market is the government – both in terms of directly leasing to agencies and indirectly for consultants, lobbyists, law firms, think-tanks and any other organization looking to engage in political activity. Secondary is the technology industry, where established firms tend to prefer suburban office parks for flexibility and easy transportation access.

The overall office market has been the site of a building boom since at least 1998. Since then, an average of 6.5 million square feet of office space was delivered to the market annually, increasing total office stock by 35%. Aggressive leasing by tech firms in the late 1990s sent the vacancy rate down to 4.4% by 2000, after which an oversupply problem and a pullback in demand resulted in weakened fundamentals. The vacancy rate shot up to 14.3% just two years later in 2002. Since then, strong local and national economies resulted in accelerated job growth and thus have generated significant demand for office space in the metropolitan area, causing net absorption to increase, vacancy rates to fall, and rent growth to pick up. Between 2005 and 2007, the overall office vacancy rate hovered near mid-9%, while rents grew steadily.

Despite our generally positive view of the MSA’s economic fundamentals, the current recession has impacted the local office market. The 4.1 million square feet of negative absorption measured during the first half of 2009 exceeds any other full-year negative absorption since at least 1998. As of the second quarter, the vacancy rate had reached 13.9%, and average asking rents declined by 5.5% year-to-date. With federal government expansion expected to continue, the fundamentals of Washington, D.C.’s office market appear relatively healthy. As current construction projects near completion, oversupply concerns are mitigated by the likelihood that developers will not plan to deliver additional office space until the rebound in demand is well under way. By 2013, RCG’s forecast calls for the vacancy rate to fall back to 10.8% overall, accompanied by strengthening rent growth trends.

Washington, D.C. CBD Office

Driving demand for office space in Washington, D.C.’s 98.8 million square-foot CBD market are primarily government agencies and government-related firms. In fact, federal agencies accounted for nearly two million square feet of leasing activity in 2008, chiefly the Departments of Justice, Homeland Security and Treasury. Historically, the CBD has maintained a relatively low vacancy rate since at least 1998. A lagged supply response to the late 1990s economic growth resulted in a vacancy rate of 3.8% in 2000. The addition of 6.6 million square feet of new space on the market between 2001 and 2003, a time when private industry expansion was sparse, sent the vacancy rate up to 8.0% by 2003.

Government-related leasing activity helped lead the market into a recovery stage. Rent growth trends turned positive in 2004 as the vacancy rate dropped by 90 basis points to 7.1%. During the next three years, however, the addition of new supply closely balanced demand, measured by net absorption. The vacancy rate stayed between 7.1% and 7.3% through 2007, while rents grew an average of 10.3% per year. As firms have sought opportunities to cut overhead costs in response to the current economic climate, demand for office space has declined. As of the second quarter of 2009, the vacancy rate increased to 11.7% from 7.1% in 2007, and most of that increase occurred during the 2009 calendar year. With the vacancy rate well above historical ranges for this market, rents dropped by 7.1% year-to-date.

Given the rise in federal spending and its impact on demand for District office space in coming quarters, Washington should rank among the strongest office markets as the country emerges from the current economic downturn. Going forward, the expected rise in office demand from government and government-contracted firms should supplement much of the demand lost from the pullback in capital spending from private sector entities. The East End and CBD office submarkets are expected to perform the best during the forecast period. However, with 4.4 million square feet of new office space scheduled for delivery in 2009, the office vacancy rate should remain above 10% through 2010 before retreating in subsequent years, as building volumes contract and recovery holds. Rent growth this year will be weak, but should remain positive, easing to 1.5% and 1.0% in 2009 and 2010, and gradually improve over the longer-term forecast horizon, rising to 6.5% by 2013.

Northern Virginia Office

Northern Virginia has the highest concentration of white-collar employment in the D.C. metropolitan region and benefits from the influx of new firms and contractors seeking to be near the federal government. During the tech-boom era, Northern Virginia’s 126.5 million square-foot office market was red hot: in 1999 and 2000 alone, net absorption totaled 12.8 million square feet and developers brought 12.3 million square feet of new space online in the market. The 3.9% vacancy rate at the end of 2000 illustrates the tight market conditions at the time. The demand levels created by overly aggressive expansion ultimately proved unsustainable. The slowdown in hiring that followed in 2001 among office-using tech firms resulted in negative net absorption totaling 6.2 million square feet over the next two years. The vacancy rate skyrocketed to 19.3% in 2002. The market began to bounce back to relatively healthy conditions in 2003, when net absorption turned positive and the addition of new supply slowed. From 2003 through 2007, new construction averaged 2.4 million square feet per year, compared with 5.9 million square feet delivered on average from 1999 through 2002. The vacancy rate stabilized near 11.0% between 2005 and 2007, during which time average asking rents grew a healthy average annual rate of 7.1% per year.

As of the second quarter of 2009, rising sublease availability, slowing tenant demand, and the recent delivery of a significant amount of new office space have caught up with the Northern Virginia office market. Data from the first and second quarters of 2009 have shown continued increases in vacancies, increasingly negative absorption and deterioration in rent levels. Though the core markets located in the Beltway continue to benefit from the demand for space by the federal government, defense-related firms, and the professional and business services sector, secondary office submarket conditions outside of the Beltway continue to soften. The overall vacancy rate in

Northern Virginia rose to 14.5% in the second quarter of 2009 and is not expected to decrease appreciably during the remainder of 2009, likely increasing to 15.0% by year-end.

As job growth resumes in 2010, RCG expects the market to tighten through the remainder of the forecast period, with the vacancy rate returning to close to 12% by 2013. RCG expects lease rates to decline by more than 5% in 2009 and to remain unchanged in 2010, as the metropolitan unemployment rate progressively reverts to its historical up-cycle range below 5% by the end of 2011. Even with weakness beyond the Beltway, we still expect Northern Virginia to perform well during the national recession, at least relative to other similar office markets across the nation.

Suburban Maryland Office

The Suburban Maryland office submarket, adjacent to the Washington, D.C. CBD, directly benefits from its geographic linkages to the nation’s capital. Furthermore, Suburban Maryland’s Interstate 270 corridor is one of the top biotech centers in the country, in large part because of its proximity to national research universities, institutions and federal agencies.

As the tech bust began to unfold in 2001, many of the Internet and other tech-related companies that leased office space in the market went bankrupt, downsized to correct for overcapacity or were absorbed into larger firms, demand for office space contracted. By 2003, the vacancy rate increased to reach a peak of 14.4% in 2003, up 8.0 percentage points from three years earlier. Leasing activity rebounded in 2004 in line with a jump in hiring among major office users. Through the next two years, as development activity remained sparse, the vacancy rate was stable near 10.3%.

As the demand for office space from private sector tenants abated, absorption turned negative in 2008 and vacancy rates moved up. By the second quarter of 2009, the demand-side contraction intensified, sending the vacancy rate up to 16.5% and average asking rents down by 10.6% in the first half of the year. With the anticipated 1.5 million square feet of office space entering the market in the 2009 calendar year, RCG expects the vacancy rate to remain greater than 16% well into 2010. Recent modest rent gains have essentially been given back during the past two quarters, with a drop of more than 10% since year-end 2008. Despite some leasing activity in Montgomery County from government and tech-sector tenants, the overall vacancy rate in the County stood at 15.0% in the second quarter of 2009, with negative absorption in six of eight submarkets, according to Cushman & Wakefield. Prince George’s County saw the addition of 155,000 square feet in the first half of 2009, while the vacancy rate shot up to 21.0%—the highest level in a decade. Despite an expected growth in demand for office space in the market from government agencies, falling office employment, as well as a continued contraction and consolidation among the area’s financial institutions should impair leasing activity through the remainder of 2009.

Looking further ahead, Suburban Maryland is expected to be one of the beneficiaries of BRAC relocations, absorbing some of the losses generated in other Northeast areas. By 2010, roughly 3,400 government employees are slated to move to Bethesda under

BRAC. Many of the positions will be in medical research. Local officials estimate that the relocation will create or move another 5,000 jobs to support government activities. The government jobs will be moved to the Naval Medical Center in Bethesda, creating office opportunities near the base.

Much of the new construction in Suburban Maryland targeted the tech cluster along the Interstate 270 corridor. Even though the industry is still growing, confidence is currently low, leaving questions as to whether the sector will absorb the speculative space that is coming online in 2009 along the corridor. RCG’s forecast calls for Suburban Maryland’s vacancy rate to drop back to 14.2% by 2013, while annual rent growth accelerates to reach 4.5% in 2013.

Atlanta

Economy

Owing to its origins as the central railroad hub of the southeastern United States, Atlanta is widely known as the business capital of the South. The metropolitan area is served by an array of transportation routes, including several major highways, freight railroads, commuter trains, and the world’s busiest airport for passenger traffic. Atlanta’s position as a thriving, diverse city has enabled it to attract world-class businesses in many major industries, from non-profits to international trade. Atlanta’s office market is home to a large and educated workforce.

As of June 2009, the metropolitan area employed approximately 2.3 million people, boasting the eighth-largest employment base in RCG’s market universe, and the largest in the southeastern region. Employment growth in the Atlanta metropolitan area has generally exceeded the U.S. average through the past two decades. Job growth was strong prior to the tech-bust and subsequent recession earlier in the decade, with the employment base expanding at a compound annual growth rate (CAGR) of 4.8% between 1992 and 2000. However, employment growth turned negative beginning in 2001, and did not turn the corner again until 2004. Atlanta shed approximately 56,900 jobs during this period, largely in the transportation and utilities, trade, manufacturing, and information services sectors. However, educational and health services, government, and leisure and hospitality performed well during this period, adding 57,800 jobs to the payrolls between 2000 and 2003.

During the subsequent economic expansion phase, Atlanta was one of the fastest-growing employment centers in the nation. Between year-end 2003 and 2007, broad-based job growth averaged 2.4% annually in the MSA, compared with 1.5% at the national level. The professional and business services, educational and health services and trade sectors accounted for more than 50% of the 211,200 jobs created during the period. Despite the relatively healthy conditions in the local economy during the period, employers in information services continued to shed overcapacity built up during the tech-boom period, while the local manufacturing sector was weighed down by foreign competition.

Since year-end 2007, total payrolls in Atlanta declined by 6.2% through June 2009, erasing a large portion of the gains realized during the previous expansion period. With local economic activity dependent upon trade and consumer demand, dramatic declines in container shipping through the Port of Savannah and weak retail sales in the Southeast region have spelled trouble for Atlanta’s main industries. The trade and professional and business services sectors, Atlanta’s two largest, contracted by 6.9% and 10.0%, respectively, for a combined loss of 70,300 jobs year-over-year in June. The construction sector also continued to decline, in line with anemic conditions in both residential and commercial real estate, contracting by 19.7% year-over-year, for a loss of 25,500 positions. Only two sectors added jobs – the government and educational and health services sectors – which combined to add 11,300 jobs during the 12 months ending in June.

Looking forward, RCG forecasts total employment to decline by 4.0% in 2009. The hardest-hit sectors by absolute job loss in 2009 will continue to be the trade, professional and business services, and construction sectors. Employment growth should be flat in 2010 and average 2.0% annually between 2011 and 2013. We expect the recovery to be led by strong growth in the educational and health services, leisure and hospitality, and professional and business services sectors.

Total Office

In the past several decades, Atlanta has grown rapidly, distinguishing itself from other southern cities as the center for business and technological innovation in the New South. The largest users of office space in the market by total square footage are in the traditional finance, insurance and real estate industries. Additionally, business services, the office component of manufacturing firms, and other service-related companies each lease a significant portion of the overall occupied office stock. Law firms lease the most space per employee, averaging 439 square feet per employee, according to Co-Star. Of Atlanta’s 139.4 million square feet of office space, a large majority (89%) is located through the expansive suburban submarkets.

A combination of dramatic demand-side contraction and a glut of new supply weighed heavily on market fundamentals during the tech bust. The overall vacancy rate reached a high of 24.9% in 2003, up from 10.2% in 2000. In the five years following, the overall office market improved, with the vacancy rate steadily declining during the next five years. As the local economy showed signs of recovery in 2004, positive employment growth returned to the market. Through much of subsequent expansion cycle, the office-using professional and business services and financial activities employment sectors grew at a faster rate than the overall rate of job growth. With a relatively tempered level of construction activity, the overall vacancy rate registered the first decline since 2000, dropping to 22.4% in 2004. By 2007, the vacancy rate fell to 16.2%. Asking rents grew at a modest pace, increasing 2.3% per year between 2003 and 2008.

The recession affected Atlanta’s office market to a lesser degree than the overall national average. The vacancy rate increased a total of 1.8 percentage points as of the second quarter of 2009 to 18.0%, compared with an increase of 2.3 percentage points at the national level. Average asking rents have only dropped by 0.4%, compared with 6.7% and 5.4% for CBD and suburban properties, respectively, through the country as a whole. The vacancy rate is forecasted to peak at 20.6% in 2010, while rents fall by 3.8% in 2009 and 1.7% in 2010. Following the recession, RCG expects the overall vacancy rate to fall, but it will stay at a relatively elevated level. Without a significant drop in the vacancy rate, landlords will find it difficult raising rents.

CBD Office

Though it currently contains just 11.2% of the total office stock as of the second quarter of 2009, the CBD office market was once the main hub of business activity in the Atlanta metropolitan area. An expanding highway system enabled the well-paid employees to move away from the urban area. With massive amounts of workers migrating to the suburbs, their employers followed, leaving large blocks of space vacant in the CBD. Consequently, the CBD struggled in recent years, as many businesses opted to leave the city in favor of the metropolitan area’s more attractive suburban submarkets of Buckhead and Midtown, for example.

CBD office market fundamentals weakened considerably since the market reached a 10.6% vacancy rate in 2000 at the height of the national tech industry boom. With the delivery of several new buildings and the relocation of several major office tenants, combined with the effects of outside economic forces, the vacancy rate increased to 25.4% in 2006, 14.8 percentage points higher than in 2000. Average asking rents declined by 13.7% in 2006 as well. Healthy expansion activity among local office-using firms and development activity pushed the vacancy rate down to 4.3 percentage points during the next two years, so that by the end of 2008, 21.1% of the CBD office inventory was vacant. Coinciding with rising demand, average asking rents grew by an average of 7.8% in 2007 and 2008.

In line with the local recession, Atlanta’s CBD office market began to decline during the first half of 2009, as job losses and a still-weakening regional economy encouraged firms to cut office space usage. The vacancy rate increased to 22.1% in the second quarter, a full percentage-point increase from its level at year-end 2008. Asking rents declined by 2.3% year-to-date, though most of that decline occurred in the second quarter. Looking forward, we expect market fundamentals to continue weakening in the near term, as office-using employment declines throughout the region. Market dynamics should bottom out in 2009, with the vacancy rate increasing to 23.0% and asking rents contracting by 3.0%. In the medium to long term, we believe that office space in the CBD will become increasingly competitive, as the market’s relatively inexpensive rents and downtown redevelopment initiatives increase the attractiveness of the CBD. By the end of the forecast period, the vacancy rate should drop to 18.2%, while rent growth ramps up to 5.0% in 2013.

Suburban Office

Since the mid-1990s, Atlanta’s vast suburban office market outperformed the CBD. From a developer’s standpoint, the suburban market has much lower barriers to entry than the CBD, with its ample supply of developable land and rapidly sprawling residential development. In fact, of the 34.9 million square feet of new space to come online in Atlanta’s overall office market between 1998 and mid-2009, 96% of the total was delivered in the suburbs, primarily in the Midtown and Buckhead submarkets.

Similar to the CBD, the suburban office market deteriorated rapidly during the tech-bust recession period. The vacancy rate increased to 25.4% in 2003, up from 10.1% in 2000 — a 15.3 percentage-point increase. Its recovery during the subsequent expansion period, however, was more rapid and much stronger. The annual vacancy rate peaked in 2003 in the suburbs and in 2006 in the CBD. In the four years that followed, the vacancy rate dropped back to 15.3% by 2007, a decrease of 10.1 percentage points. The CBD vacancy rate decreased just 4.3 percentage points during this most-recent expansion period. Average asking rents grew by 4.1% annually from 2006 to 2008.

As the local economy was dragged into recession, fundamentals in Atlanta’s suburban office market suffered. A large amount of speculative construction, including 826,000 square feet of space that came online in the first half of 2009, and an additional 1.6 million square feet slated to come online by year-end, threaten to seriously oversupply the market. The glut of available space and lack of tenants sent the vacancy rate to 17.5% in the second quarter of 2009 from 15.3% at year-end 2007. Overbuilding and anemic demand have transformed the suburbs into a tenant’s market, halting the three-year trend of steady rent growth. Effective rents have likely fallen by even more, in line with concessions granted by landlords who are directly competing for tenants.

Looking ahead, we expect market dynamics to weaken further as more of the speculative construction comes online and the economy continues to shed jobs through year-end 2009. Construction deliveries are expected to surpass 3.5 million square feet in 2009 and 2010 combined, with very little pre-leasing. As a result, we expect the vacancy rate to increase to 19.4% by year-end 2009, with an additional 90 basis-point increase in 2010. Asking rents should continue to decline, by a combined 6.0% in 2009 and 2010. RCG expects the market to recover between 2011 and 2013. By 2013, we expect the vacancy rate to drop to 17.9%, while rent growth should be 3.2%.

Dallas

Economy

The Dallas economy is diverse, dynamic and benefits from the area’s steady and brisk population growth. Major industries in the area include aerospace, defense, energy, telecommunications and banking. The metropolitan area also contains the headquarters of 25 Fortune 500 companies, including Exxon Mobil, AT&T, Texas Instruments and Kimberley-Clark. The Dallas MSA contains a work force of approximately 2.1 million people, with approximately 16% of employees in the trade sector followed by the professional and business services and the government sectors, in terms of size. The educational and health services, natural resources and mining, and leisure and hospitality sectors have been among Dallas’s fastest-growing sectors in recent years.

Dallas contains more than 5,700 companies in its Telecom Corridor, located in the city of Richardson, including Alcatel Lucent, Cisco Systems, Sprint, Verizon and Nokia. This high concentration made the Dallas economy susceptible to large job losses during the tech bust, with an average annual decrease of 1.9% in total employment from 2001 to 2003. In contrast, the economy expanded by 2.8% annually during the next three years. The information services sector recorded an average annual decline of 9.5% of employment from 2001 to 2003 and did not post positive annual growth until 2007.

The educational and health services and government sectors posted the strongest absolute growth in Dallas during the 12 months ending in June 2009. The sectors added more than 30,300 jobs during the period, growing by 8.4% and 4.2%, respectively. The Dallas region has become a popular retirement location, boosting demand for specialized health services. Job growth in the government sector is projected to slow during the second half of the year, largely as a result of reduced local and state government spending. Both the State of Texas and several municipalities within the Dallas metropolitan area are facing large budget deficits for the first time in years.

We project population growth will slow during the forecast period to about 1.7% annually between 2009 and 2013. Fewer people are expected to migrate into the metropolitan area during the near-term period, as economic recessions often have a negative impact on population mobility. Additionally, job prospects have deteriorated in the Dallas area, further deterring new residents. We expect household growth will also slow from previous levels, averaging 1.8% annually through 2013.

Job losses accelerated in Dallas through the first half of 2009, although we expect the rate of loss will slow significantly through the remainder of the year. Year-over-year through June, job losses totaled approximately 42,000; however, 34,100 of those losses were recorded between year-end 2008 and June 2009. Losses in the professional and business services and trade sectors led the contraction during the first half of the year, recording approximately 36,000 losses combined. The bright spots were the educational and health services sector, which added 12,800 jobs during the first half of the year, and government employment, which increased by 7,400 jobs during the same period. We expect the contraction in the remaining sectors to slow by year-end 2009, with net losses totaling 41,000 year-over-year, and 6,900 during the second half alone. The unemployment rate increased to 7.6% in June, the highest rate on record since 1990, and we expect it will rise further, to 8.2% by year-end 2009.

The national recession depressed local trade and manufacturing activity earlier in the year, but as the national economy recovers, local trade and manufacturing conditions are likely to improve in concert, consequently benefiting the overall Dallas economy. Job growth should return to the market in 2010, averaging 2.5% annually through 2013. The unemployment rate will likely decline in tandem, falling to 5.5% by 2013, in line with historical standards. Although Dallas’s economy has entered a recession, the region will likely sustain stable growth in the longer term. We do not expect significant job losses to extend beyond early 2010. The region’s affordability, relatively low cost of doing business, complex intermodal shipping options, and international airport supporting both passengers and cargo all bode well for the region in the longer term, and stronger employment growth is projected to resume by 2011.

Total Office

Dallas’s office market is characterized by huge shifts in momentum, large construction and absorption figures, and temperate, but usually positive, rent growth. As with much of the south, the bulk of the office market is characterized as suburban, with only 16% located in the CBD. One of the main reasons for such unrestrained movement in fundamentals is the availability of developable land and development-friendly legislative environment. Because of the lack of barriers to entry, Dallas has never posted a single-digit vacancy rate for total office space and we do not expect to see one in the near future. In fact, the vacancy rate has surpassed 20% every year since 2001.

New office construction increased rapidly because of the housing boom, with more than three million square feet per annum in 2006 and 2007, and more than two million in 2008. However, this is still far less than the amount of new construction delivered as a result of the tech boom, with more than 11 million square feet in 1999, followed by more than 4 million square feet per year in 2000 and 2001. In spite of this high level of new supply, the vacancy rate averaged 16.7% from 1998 to 2000 as office-using employment grew at a brisk pace. Following the tech bust, the vacancy rate peaked at 26.6% in 2006. Because of these weak market conditions, asking rents declined on an annual level from 2002 to 2004.

Job growth caused by the housing boom and expansion of the area’s energy, defense and aerospace industries fueled improvement in office fundamentals through 2008. The vacancy rate hit a recent low at that point with 22.3%, while annual rent growth averaged 5.8% from 2006 to 2008. These trends have since reversed as a result of the recession and excess supply. During the first half of 2009, the vacancy rate increased to 22.8% and asking rents declined by 0.2%. We believe that Dallas office market fundamentals will weaken through the remainder of 2009 and in 2010. We predict a peak vacancy rate of 23.6% in 2010, while rents drop 4.9% from their level in 2008. A diverse economy buoyed by rapid population growth accounts for the relatively mild deterioration in Dallas, when compared with other metropolitan areas. Resumed job growth and a relatively slow pace of new deliveries should drive recovery in the latter part of the forecast period. We expect the vacancy rate to trend back down to 22.8% by 2013, as annual rent growth accelerates to a 3.1% pace.

CBD Office

Dallas’s CBD market is comprised of approximately 29 million square feet of office space in 66 buildings. Downtown Dallas is a less desirable submarket for tenants, even though rental rates are more affordable than in the adjoining suburbs. Many of the buildings in the CBD are in need of major improvements and cannot compete with the newer, more modern buildings in nearby suburbs such as Uptown/Turtle Creek, Preston Center and Far North Dallas. Although Class A rents for buildings in these nearby suburban office markets are higher than the average Class A rent downtown, these newer buildings are more attractive to tenants seeking easier highway access, upgraded amenities and modern facilities.

There had been no new speculative construction since 1987 in Dallas until the Hunt Oil Building and One Arts Plaza were delivered in 2007, bringing 864,000 square feet to market as job growth slowed. The CBD vacancy rate had declined to recent low of 27.3% in 2005, before jumping to 30.3% in 2007 as this new space came online. Downtown Dallas has a historically high vacancy rate, with an average of 28.5% between 1998 and 2008, and the addition of any new construction can cause rapid change in market fundamentals. As an illustration, the tech bust caused the vacancy rate to increase to 30.7% in 2004 from a low of 27.1% in 1999. In spite of a high level of vacant space, rent growth was robust during recent years, with an average annual increase in asking rents of 4.2% from 2005 to 2008.

CBD office market fundamentals improved slightly during the second quarter, but we believe a downturn is imminent through the remainder of 2009. The vacancy rate fell 50 basis points during the first half of the year, while asking rental rates were unchanged during the same period. Leasing activity totaled more than 348,000 square feet during the first half of 2009, a little more than a third of the square footage recorded one year earlier. Many firms are reportedly holding off on expansion or relocation plans, and committing to shorter renewal periods on leases. Firms are less confident about the near-term future of the economy, and are employing a “wait-and-see” approach toward the health of the economy and their own businesses before deciding on large space commitments. Furthermore, sublease space available in the CBD increased by 20% between year-end 2008 and the second quarter of 2009, to approximately 174,000 square feet. The rapid increase in the amount of sublease space in the first half of 2009 reflects the dramatic decline in professional and business services and financial activities jobs of approximately 25,700 positions during the same period.

As local job losses continue, particularly in the professional and business services and financial activities sectors, we expect the market will record weaker occupancy and rent trends. The vacancy rate is projected to increase to 28.1% by year-end 2009, and stabilize at 28.3% in 2010. Asking rental rates will likely drop by about 1.2% in 2009, and further by 0.6% in 2010. Dallas’s CBD should improve when strong employment growth returns to the market in 2011, with the vacancy rate falling to approximately 26.3% by 2013. Rent growth will likely average 2.4% annually between 2011 and 2013.

Suburban Office

The Dallas suburban office market is characterized by a high level of construction and widely varying rents, depending on the submarket. In the second quarter of 2009, direct Class A rents ranged from $17.36 in Northeast Dallas County to $36.01 in Turtle Creek/Uptown. Corporate headquarters are scattered throughout the metropolitan area, with little clustering outside of the Telecom Corridor. One exception is the aerospace and trade companies located near the airports, with American Airlines near Dallas-Fort Worth International Airport and Southwest Airlines headquartered near Love Field.

The suburban market drives Dallas’s total office-market construction trends. Accordingly, current construction levels have not come near those seen during the tech boom, though suburban development was brisk during recent years. From 2006 to 2008, annual deliveries averaged 2.9 million square feet in the Dallas suburbs, as compared with 8.0 million square feet from 1998 to 2000. As a result of job growth during the tech boom, the suburban vacancy rate bottomed at 13.8% in 2000 before rising to a recent high of 25.8% in 2003. Thereafter, resumed job growth caused the vacancy rate to drop to a recent low of 21.2% in 2008. Asking rents declined in the early part of the decade, with an average annual decline of 4.9% from 2002 to 2004. Tightened market conditions and the delivery of new, higher-quality space skewed asking rents upward, with an average annual increase of 6.2% from 2006 to 2008. However, as the housing bust hit, these trends reversed.

Job losses contributed to weaker suburban office market fundamentals during the first half of 2009, with the vacancy rate rising 80 basis points to 22.0% and the average asking rent contracting by 0.3% during the same period. Development activity was quite strong between 2006 and 2008, creating a glut of new supply in the market. Although construction has slowed during 2009, approximately 1.8 million square feet are scheduled to come online through year-end. According to various brokers, roughly half of the space currently under construction has not been pre-leased. In some buildings, as little as 10% of the space is pre-leased. Leasing activity will likely remain at a reduced level through the remainder of 2009 as firms continue with layoffs and hold off on expansion plans during the recession. Leasing activity year-to-date through the second quarter totaled more than 3.8 million square feet, compared with more than 6.3 million square feet during the first half of 2008. More than 2.2 million square feet of space were available for sublease as of the second quarter, a 16.6% increase compared with year-end 2008.

The Dallas Federal Reserve Board reported that many regional companies are expressing uncertainty about national economic conditions, and in response have stopped hiring or are scaling back operations. Many companies are offering their excess space for sublease in order to cut costs, and as layoffs continue, more sublease space will likely come online during the year.

One project already under way is slated for completion in 2010, totaling 345,000 square feet, and an additional 435,000 square feet are expected in 2011. Construction activity should pick up in 2012 and 2013, with an estimated 750,000 square feet and 1.1 million square feet in completions, respectively. Weak demand will likely push the vacancy rate up further, to about 22.4% by year-end 2009, increasing to 22.7% in 2010. The vacancy rate will likely remain in the 22% range through 2013, although we do expect it will gradually decline during the forecast period. Rents should continue declining through year-end 2010, contracting by about 3.5% in 2009 and further by 2.3% in 2010. We expect rent growth to be weak in 2011, but pick up to about 3.0% and 3.1% in 2012 and 2013, respectively.

Minneapolis

Economy

Minneapolis’s local economy in recent years was driven by high-value services and production, including healthcare, biotech, high-tech manufacturing and other “knowledge” industries. Growth in these sectors propelled local job growth to an average annual rate of 2.6% in the 1990s, compared with the national job growth rate of 2.1%. Coinciding with the unraveling of the tech industry in the early 2000s recession, the local economy shed a total of 2.3% of the MSA jobs in 2001 and 2002. Job growth during the most recent expansion period was relatively mild by historical standards. Rather than signaling an underlying weakness in the local economy, however, the recent moderation may be an effect of the transition from a more-volatile manufacturing-centered economy to a more-stable service economy that is less prone to fluctuations from inventory cycles. Furthermore, expansion in the local for-sale housing market in Minneapolis was a far weaker factor in economic growth during the last several years than in other U.S. markets, particularly those in warmer climates in the South and West.

During the recent expansion period, from 2003 through 2007, a total of 77,300 jobs were created, at an average annual rate of 0.9%. By comparison, national job growth averaged 1.5% annually during this expansion. Firms within the educational and health services and professional and business services sectors, within which many of Minneapolis’s growth industries are categorized, added a total of 72,100 jobs during this period, vastly exceeding the growth of any other employment sector. The construction and manufacturing sectors contracted during much of the overall expansion cycle, losing 13,200 and 3,400 jobs, respectively, from 2004 to 2007.

Despite staying relatively insulated from the housing and construction boom that drove expansion in the high-growth U.S. markets during the 2004 to 2007 period, Minneapolis’s local economy deteriorated since 2007. Job loss figures, though negative, suggest that the current recession is affecting the local labor market to a lesser degree than the overall U.S. labor market. Since year-end 2007, Minneapolis employers have cut 4.0% of total payrolls, compared with 4.3% at the national level, attributable to the strength of the local healthcare industry and relative stability among local financial industry employers.

Nevertheless, nearly every employment sector contracted on a year-over-year basis through June 2009, though layoffs were concentrated in the professional and business services, manufacturing, construction and trade sectors. Total payroll employment contracted by 3.6% year-over-year in June 2009, representing a loss of 64,300 jobs. Our forecast calls for more job losses through 2010, with total employment declining an additional 1.9% between mid-2009 and year-end 2010. The unemployment rate should increase to 10.6% by year-end 2010, a 6.7 percentage-point rise from year-end 2005.

A dynamic high-tech sector and a dense concentration of world-class educational institutions in the region encourage innovation, particularly within the medical device and biotech fields. The region’s highly educated workforce and concentration of high-value “knowledge” industries will benefit the local economy during the next expansion period. Job growth should accelerate beyond the recession from an annual rate of 1.2% in 2011 to 2.0% by 2013.

Total Office

Comprised of 73.5 million square feet of space, the local office market is spread throughout the 13-county Minneapolis-St. Paul-Bloomington, Minnesota metropolitan statistical area and can be divided into three primary submarkets: downtown Minneapolis (the CBD), St. Paul and suburban Minneapolis. Collectively, with overall average asking rents at $15.31 per square foot as of the second quarter of 2009, the Minneapolis office market is among the least expensive in the country. In fact, the only market with cheaper overall rents is Colorado Springs.

Like the vast majority of other U.S. office markets, market conditions deteriorated following the tech bust. The overall annual vacancy rate peaked in 2003 at 18.8%, up from 7.2% in 1998, the first year for which data is available. Asking rents dropped by a total of 15.0% between 2001 and 2004. Consistent with relatively mild economic growth during the most recent expansion cycle compared with the rapid local economic growth in the 1990s, the vacancy rate improved and rental rates increased during the 2003 to 2007 timeframe, but at a relatively modest pace. The vacancy rate hovered at the cyclical low near 15.2% in 2006 and 2007, while rents grew by an average of 3.3% per year from 2004 to 2007.

Currently, the recession and weak labor market conditions have weighed on market fundamentals. The vacancy rate began increasing in 2008 and, as of the second quarter of 2009, reached 18.0%. Overall average asking rents were steady in the first half of year, though effective rents, which are not available at a macro-level, are likely declining commensurate with anemic demand. RCG forecasts the market to remain weak through 2010. The vacancy rate is expected to peak at 20.7%, while asking rents fall by 4.8% in 2009 and 2.6% in 2010. As local employers are expected to regain confidence in the strength of the economy by 2011, hiring and expansion activity should also resume. The vacancy rate is forecasted to drop back to 17.6% by 2013, while rent growth slowly gains momentum late in the forecast period.

CBD Office

Minneapolis’s CBD office market has been troubled with a consistently high vacancy rate since the late 1990s, when less than 6% of the total inventory was available for rent. The early 2000s recession brought with it layoffs in the information services and professional and business services sectors, both of which contribute strongly to overall office demand. Combining demand-side contraction and an influx of new supply, the vacancy rate increased by 15.2 percentage points between 1998 and 2004 to reach 20.9%. Average asking rents dropped by 24.1% during the same period.

Positive net absorption returned to the market by 2005, as expanding tenants took advantage of relatively cheap rents. In addition to accelerating job growth, supply-side factors accounted for the market’s recovery. The construction pipeline has been completely empty since 2003 and two downtown office towers were recently converted to hotels, taking 100,000 square feet of somewhat obsolete space off the market. The vacancy rate decreased to a cyclical low of 15.4% by 2007, a 5.5 percentage-point drop from the previous high at the end of 2004. Rents grew by 6.4% annually from 2004 to 2007.

At present, corporate downsizing in a wide range of industries is contributing to a demand-side contraction in Minneapolis’s CBD office market. After a stable 2008, the effects of job losses in the main office-using employment sectors have surfaced in market statistics. The vacancy rate jumped to 17.1% by mid-2009 after rising just one-tenth of a percentage point to 15.5% in 2008.

Looking ahead, a lack of new deliveries both in the recent past and forecasted for the near future will keep the vacancy rate from increasing beyond levels seen in 2003 and 2004. The vacancy rate is forecasted to increase further to 19.8% by year-end 2010. RCG does not believe the 2.2% year-to-date rent growth in the second quarter of 2009 is sustainable through year-end. On a year-over-year basis, we are forecasting rents to fall 4.0% by the fourth quarter of 2009 and 2.1% through 2010. Job growth will be the driver behind the office market’s rebound starting in 2011. By 2013, we expect the vacancy rate to drop back to near 17.1%. Stronger leasing activity and a relative scarcity of large blocks of space should begin applying upward pressure on rents late in the forecast period, though annual rent growth is not expected to match local CPI growth through at least 2013.

Suburban & St. Paul Office

Conditions within Minneapolis’s two non-CBD office markets diverged during the tech-bust period. The 36.7 million square-foot suburban office market improved in the years following the early 2000s recession. After rising by 6.7 percentage points to 16.1% between 2000 and 2003, economic expansion and the attractiveness of suburban office space sent the vacancy rate back down to 12.2% in 2006. Rent growth, though uneven on a year-to-year basis, averaged 2.5% annually between 2004 and 2008.

By contrast, the St. Paul office market has not fully recovered from the early 2000s recession. The delivery of 1.0 million square feet of space in 1999 and 2000, when demand was at peak levels, increased the total amount of office in the market by roughly 14%. The supply overhang created by these deliveries and the rapid decline in demand coinciding with massive layoffs in 2001 and 2002 weighed on the market ever since. From 2000 to 2003, the vacancy rate increased by a total of 18.7 percentage points to

26.8%. Average asking rents dropped by 28.1% in 2002 alone. During the most recent expansion cycle, the vacancy rate hit a year-end low of 22.1% in 2006.

The suburban and St. Paul office markets have both suffered during the current recession, and vacancy rates have been increasing since 2006 in each market. As the demand contraction intensified during the first half of 2009, the suburban market vacancy rate jumped 2.8 percentage points to 17.0%. The vacancy rate is forecasted to increase by another 2.2 percentage points to reach 19.2% by year-end 2010. In St. Paul, 25.7% of the total space was vacant at mid-2009.

We do not expect any rebound in demand before 2011. We expect rent declines to become more pronounced during the second half of the year and to carry through 2010. Economic recovery and job growth beyond the recession should encourage expansion among suburban office tenants. With a relatively scarce amount of new supply expected through the forecast period, we expect the vacancy rate to decrease to 15.9% by year-end 2013. Competition with surrounding office submarkets should keep rent growth relatively slow throughout the forecast period in the suburbs. By 2013, we are forecasting suburban office rents to grow at a 2.9% annual rate, up from 0.8% in 2011. In St. Paul, a high vacancy rate will keep negotiating power on lease terms with tenants. Weak demand and slowly growing rents should characterize this market through the medium term.

San Francisco

Economy

The San Francisco metropolitan division includes San Francisco, San Mateo and Marin counties. This area of more than one thousand square miles contains a population of 1.6 million and a workforce of approximately 950,000 as of mid-2009. Although total population growth has been lackluster in recent years, driven by the high cost of living and low single family affordability, San Francisco continues to attract well-educated people from around the globe with its high quality of life and diverse mix of innovative businesses. Top research universities in the Greater Bay Area such as UCSF, Stanford, UC Berkeley, UC Davis and UC Santa Cruz not only provide a source for innovative technologies, but also help to educate and sustain the area’s high-skilled labor force. The educational attainment level of San Francisco’s population is much higher than the levels of both the California and United States total populations.

Accordingly, the Bay Area economy is driven by high value-added services and high-technology-based production. There is a significant presence of firms in the high-technology manufacturing, software, biotechnology, clean technology and multimedia production and design industries within the San Francisco metropolitan division. The region’s proximity to Los Angeles is also a major boost for firms dealing directly with movie, music, and sound production, particularly those that can bridge the entertainment and technology industries. Advertising, market research, and print media have a large concentration in the San Francisco metropolitan division because of the large number of Fortune 500 companies, innovation, and knowledge industries, as well as the large pool of creative talent in the area. In addition to these industries, the tourism, finance and trade industries also play a significant role in San Francisco’s economy.

Despite its economic strengths, the San Francisco area suffered because of the housing market crash and its subsequent effects in the financial sector. Job losses associated with the housing market crash, credit crisis and a synchronized global recession surfaced in 2008. In the San Francisco metropolitan division, 19,000 jobs were eliminated or 1.9% of total employment during 2008. The construction and financial activities sectors recorded heavy losses, directly related to the subprime mortgage meltdown that began in 2007. Declines in retail sales and the overall global trade of goods resulted in trade sector job losses, while the professional and business services sector was weighed down heavily by layoffs of temporary workers and job cuts among firms that support overall business activity.

However, the current job losses are muted when compared with the tech bust. The high concentration of technology companies in San Francisco caused total employment to contract by more than 8% in 2001 alone. The information services sector contracted by 26.6% during this time while the manufacturing and professional and business services sectors each declined by more than 15%. Since the tech bust, the San Francisco economy has diversified and we believe that this diversification, coupled with the presence of several growth industries, should allow the region to post modest but steady economic growth going forward.

A high cost of living and low single family housing affordability have contributed to a net outflow of residents since 2001, causing negative population growth during the same period. However, this trend has slowed in recent years to a decline of 0.1% in 2008, as compared with a 1.1% decline in the total population during 2001. Although we do not expect a large reversal of this trend, a rebounding job market should keep the decrease in population at the 0.1% annual level from 2011 to 2013.

The rate of job loss in San Francisco accelerated in 2009. Every employment sector cut jobs with the exception of the educational and health services sector. A total of 151,700 jobs were eliminated in the 12 months through August 2009, or 4.7% of total employment. Within the San Francisco metropolitan division, job losses totaled 49,100, or 4.9% of total payrolls. Following the forecasted 4.3% year-over-year drop in total employment in 2009, job growth should resume in 2010 with a 0.7% increase in total employment and the addition of more than 6,600 jobs that year. Into the latter part of the forecast period, we expect total employment growth to increase by an average of 1% annually through 2013. The educational and health services, professional and business services and government sectors should drive total employment growth as knowledge-driven positions continue to dominate job creation in the metropolitan area. Additionally, these sectors are primary users of office space and should contribute to the overall health of San Francisco’s office market going forward.

Total Office

The San Francisco office market is divided primarily into three submarkets – the San Francisco central business district (CBD) office market, which is driven by a diverse array of industries, the suburban market and the Peninsula office market, both of which are primarily driven by high-tech and biotechnology. The suburban market includes space in San Francisco County that is not in the Financial District, including SoMa, Mission Bay and neighboring Civic Center. These markets have experienced rapid growth in recent years as a result of redevelopment and growth of the tech and biotech industries. The Peninsula market includes San Mateo County.

During the previous office market boom, the late 1990s tech bubble led to heightened demand for space in the San Francisco office market. This demand, when combined with limited supply conditions, produced perhaps the tightest office market in the country at the time. The total office vacancy rate dropped to 2.3% in 1999. As market conditions tightened, companies stockpiled office space to accommodate planned future growth. Following the burst of the tech bubble in 2001, the slowing economy, job cuts, and downsizing among Internet and technology companies put the brakes on office demand and led to a flood of unoccupied office space into the market as company layoffs and business closures curbed the anticipated demand for space.

Following the dot-com bust, the San Francisco office market recovered. From 2005 to 2008, the resurgence of the high-tech and software industries, growth in the financial activities and professional and business services sectors, and the recent residential real estate boom drove the demand for office space. The vacancy rate dropped to a recent low of 9.1% in 2007, while asking rents increased by a cumulative 49.7% from 2005 to 2008. However, as much as rental rates were driven by strong office demand, the rapid increase in lease rates was also a result of the high volume of transactions during this time, which had newly minted owners raising rates at every opportunity in an effort to justify pro forma numbers. For premium, high-view floors in downtown San Francisco, asking rents reached the $80 to $100 per-square-foot range for recently traded buildings.

The recession caused consumers and businesses to pull back sharply on spending, reducing demand for space. Furthermore, job cuts at tech companies such as Cisco and Intel, as well as financial services firms like Charles Schwab, caused deteriorating market fundamentals throughout the San Francisco metropolitan division. As of the second quarter of 2009, the total office vacancy rate increased 280 basis points from year-end 2008 to 16.0%, in spite of a low level of new supply. These poor market conditions reduced landlord bargaining power and asking rents dropped by 21.0% during the first half of 2009.

Job losses will dampen total office market performance in the near term. The total office vacancy rate should rise to 17.3% in 2009, before slowly trending downward to 14.6% in 2013 as a result of resumed job growth and very limited construction. Rent growth should follow a lagged pace, with annual decreases of 25.2% and 4.3% in asking rents in 2009 and 2010, respectively. We do not expect any new deliveries from 2010 to 2012, as credit conditions and a high level of vacant space deter development. In the long term, much of the new office space expected to come online in the overall office market during the next ten years will be concentrated in the Mission Bay area. The expansion of San Francisco’s biotechnology cluster should counter the effects of this new supply, while continued growth in the high-tech, multimedia, entertainment, advertising and clean tech clusters fuel demand for office space throughout the metropolitan division. The combination of limited new supply and employment expansion in these high-growth industries should fuel improvement in the San Francisco metropolitan office market.

CBD Office

The San Francisco downtown office market consists of 48 million square feet in 210 buildings. Corporate headquarters, financial institutions, technology-related companies, as well as business and professional services firms occupy a majority of the space in the

CBD, while high-tech and biotech firms generally choose to locate in the nearby SoMa or Mission Bay districts, or in the Peninsula. Roughly 67% of all office space in the City of San Francisco is located in the Financial District. With an estimated 560,000 downtown office workers employed in a wide range of managerial, professional, and clerical occupations serving businesses across the globe, San Francisco has emerged both as a major regional center for finance and high-technology companies and a home to thousands of skilled workers who are vital to the growing variety of industries.

The downtown San Francisco office market reached the peak of its health during the frenzy of the tech boom. The overall Class A vacancy rate in the CBD office market plummeted to 2.1% in 2000, while the average direct Class A rent spiked from $29.35 per square foot in 1996 to $80.16 in 2000 as a result of competition for space in San Francisco. However, the tech bust sharply reversed these trends. By 2003, the CBD office vacancy rate increased to 20.1%. Between 2001 and 2003, the gross asking rental rate declined by 22.7%. Following the last tech-boom-inspired delivery in 2003, there was no new construction in downtown San Francisco until a 69,000 square-foot, build-to-suit project in 2006.

The housing boom contributed to improvement in San Francisco’s downtown office market, as many consumer, technology, and financial firms chose to expand in this era of high profitability. For the first time since the end of the tech boom, the CBD overall Class A vacancy rate reached single digits in 2007, dropping to 8%. The direct Class A average rent surpassed $50 per square foot in 2008, which was an increase of more than 66% from lease rates four years earlier. Furthermore, approximately two-thirds of all the buildings in San Francisco’s Financial District traded hands during this time, and many new owners aggressively raised rental rates.

Historically, very high construction costs, limited land availability, and San Francisco’s infamously strict building regulations have effectively prevented office developers from oversupplying the market. During the last 15 years, slightly more than 3.7 million square feet of new CBD office space was constructed. Two-thirds of this construction total was delivered in the five-year period between 1999 and 2003. The onset of the recession following the events of 9/11 and the dot-com bust brought a lull in downtown construction activity until 2008, when 872,000 square feet of CBD office space were completed.

Currently, the Downtown San Francisco office market is in the midst of a severe correction, as rental rates plummet and properties are traded at significant discounts from peak pricing. Firms are adding sublease space to the already-struggling market, while office employment payrolls continue to shrink. During the second quarter of 2009, overall sublease space increased by 3.4%, bringing the total to more than two million square feet. With available sublease space placing downward pressure on asking rents and tenants holding all of the negotiation leverage, we expect the gap between direct asking rents and sublease rents to narrow as landlords are forced to lower lease rates in order to compete for a smaller pool of available tenants. Tenants that negotiate new leases in coming quarters will likely do so for shorter contracts and for smaller footprints. The availability of high-quality, affordable sublease space should force owners to lower rents into the coming year. With office rents expected to decline through the coming 18-month period and property valuations falling by more than half of previous sale prices for some properties, new construction activity will remain dormant. Declines in the office employment sectors combined with heightened space availabilities should push the vacancy rate to more than 15% by year-end 2009 and maintain this level into early 2010. In the latter part of the forecast period, a rebounding job market driven by growth in office-using employment sectors and limited new supply should contribute to a steady decline in the vacancy rate to 12.8% in 2013. At the same time, annual rent growth should resume and accelerate, reaching a 6.0% annual pace in 2013.

Suburban Office

With 24 million square feet of space in 263 buildings, San Francisco’s suburban office market is considerably smaller than its CBD. The suburban office market is driven by demand from biotechnology firms, healthcare companies and tech start-ups and buoyed by a large government presence. Historical trends have generally mirrored those of San Francisco’s CBD and the total office market; however, the suburban market’s less difficult development process has led to exacerbated downside trends. During the tech boom, the overall Class A vacancy rate for the non-CBD office market dropped to 2.1% in 1999, while the average direct non-CBD, Class A rent peaked at $66.24 per square foot in 2000. After the tech bust, the vacancy rate shot up to 25.5% in 2003, while rents decreased at an average annual rate of 9.9% from 2002 to 2004.

The housing boom contributed to increased demand for office space throughout the San Francisco suburban market, as many real estate players and financial firms entered or expanded in the area. This increase in demand caused the suburban vacancy rate to drop to 10.4% in 2007, while asking rents increased at an average annual pace of 14.2% from 2006 to 2008. Furthermore, the suburban market drove most of the total office construction activity in recent years. From 2005 to 2008, an average of 450,700 square feet was delivered annually throughout the San Francisco metropolitan division. New entrants to San Francisco’s suburban market during this time include high-growth social media companies such as Facebook and Yelp, as well as the expansion of large healthcare and biotechnology companies in areas such as Mission Bay.

Continued layoffs and cost-cutting measures led to additional tenant downsizings and increases in available sublease space, forcing landlords to lower rents in an attempt to maintain occupancy levels. Suburban office rents fell by nearly 20% in the second quarter of 2009 from the same quarter in the previous year, to less than $30 per square foot. Despite the severe decline in lease rates through mid-year 2009, the minimal level of leasing activity in the market indicates that there is still room for a further correction in office rents. We expect the average non-CBD asking lease rate to drop by more than 24% year-over-year at the end of 2009, followed by a 5% drop in the lease rate the following year. The average Peninsula asking rent is expected to follow a similar downward trajectory, falling by 23.9% in 2009 and giving up an additional 4.1% in 2010. However, our long-term outlook for the market remains positive. An established hub for the biotech industry and investment in new technologies, the suburban office market should benefit from government-led initiatives, as well as private sector-driven investment. We predict that the vacancy rate will fall to 16.8% by 2013, while annual rent growth accelerates to a 5.8% pace.

South and Central Florida

Tampa Economy

The economy in Southern Florida suffered greatly as a result of the housing bust, which had generated a large portion of employment growth in recent years. Additionally, a pullback in trade as a result of the decline in consumer and business spending affected many businesses in the area. The tourism industry also plays a significant role in the area, and has contracted because of the recession as well.

From 2004 to 2006, employment growth was brisk as residential and commercial construction boomed and international trade flourished. During this time, total employment expanded at an average annual rate of 2.8%. During 2007, the housing bust and its subsequent effects began to dampen employment trends and total employment contracted by 1.3%. This trend accelerated in 2008 and into 2009, as key sectors such as construction, trade and leisure and hospitality decreased payrolls at a rapid clip. Total employment in the Tampa MSA declined by 4.5% year-over-year in June, for a loss of nearly 54,800 jobs. The Tampa economy is highly dependent on the retail, finance, insurance, tourism, and real estate sectors. Since the real estate downturn, job losses have seeped into other industries beyond the financial activities and construction sectors – notably the professional and business services and trade sectors.

Tourism, a major driver of the Tampa economy, has slowed as a result of the recession. According to SmithTravel, occupancy rates in Tampa hotels dropped 6.2% year-over-year in July 2009 compared with July 2008. The July 2009 occupancy rate was just 52.2%. Because the majority of tourism to Tampa is domestic, we believe that travel to the area will remain sluggish until the national economy recovers. As a result, leisure and hospitality employment is forecasted to lose 1,500 jobs in 2009, before growing modestly in 2010 and accelerating through 2013, alongside improved consumer confidence.

The Port of Tampa is the largest port in Florida and the 14th-largest in the United States. As the closest port to the Panama Canal, the Port of Tampa is a major gateway to the Caribbean and Central and South America. The Port generates an estimated $8 billion annually and supports more than 100,000 jobs in the region. During the third quarter of the fiscal year 2009 (April through June), twenty-foot equivalent unit (TEUs) volume increased by 1% compared with the same period in 2008. Total bulk and general cargo volume, however, decreased by 12% year-over-year during the same period. Several infrastructure improvements, including the Interstate 4 connector, should boost the Port’s long-term growth prospects. We believe that the Port will be well positioned to capitalize on economic recovery between 2011 and 2013.

The life science, bioscience and technology industries are increasingly important employment clusters in Tampa Bay. The University of South Florida is a major center for medical, biotech and bioscience research and development. Several research institutions associated with the university include the Clean Energy Research Center, the Tampa Bay Technology Incubator, the H. Lee Moffitt Cancer Center and the Johnnie Byrd Alzheimer’s Center. Although the healthcare and technology industries are somewhat young in the Tampa Bay region, we believe they will be main drivers of growth going forward and should help lead the recovery of the market.

Population growth and net migration began to slow in 2007 as Tampa’s housing market collapsed. In 2008, we estimate that population growth was 0.9%, compared with an annual average of 1.9% between 2002 and 2006. Similarly, net migration slowed to an estimated 22,600 people in 2008, down from 38,100 in 2007 and a high of 54,900 people in 2004. Net migration should remain at lower levels in 2009 and 2010 – averaging 18,200 people annually - before returning to healthier levels in 2011 and reaching 48,000 people in 2013.

In the long term, forecasted positive demographic growth, improved consumer confidence and the growth of several innovative industries bode well for Tampa’s economic future. In line with the national recovery, job growth should return at a modest rate in 2010, but not truly pick up until 2011. Between 2011 and 2013, job growth should average nearly 2.1% per year. The market should be buoyed by job growth in the professional and business services, educational and health services, trade, and leisure and hospitality sectors.

Total Office

Tampa’s office market is comprised of nearly 44 million square feet, with approximately 14.6% of that in the CBD. The finance, insurance and real estate industries make up a large portion of office tenants, but Tampa also contains a number of growing industries. The life sciences and technology industries, in particular, are growing because of the presence of higher-education institutions and research centers. Additionally, Tampa’s office market is cost effective and supported by a pro-business government. However, housing-related industries dominated leasing activity in recent years and are driving the current weakness in office fundamentals. Accordingly, total office market fundamentals are set to deteriorate to a greater extent during the current downturn, as compared with after the tech bust.

The total office vacancy rate fell to 10.1% in 1998, before a higher level of construction in the suburban market and weaker demand for space caused the vacancy rate to increase to 19.1% in 2002, ahead of national trends. The growth in housing and real estate-related industries caused demand to surge during the housing boom, and the vacancy rate dropped to 11.4% in 2006. Since 2006, mass layoffs and bankruptcies in a diverse number of industries drove the vacancy rate up to 19.8% in the second quarter of 2009. Asking rents began to decline during 2009 as a result. We expect the vacancy rate to peak at 21.7% in 2010, before rebounding job growth and a low level of new construction contribute to an office market recovery in the latter part of the forecast period. We predict that the vacancy rate will fall to 14.5% by 2013, at which point annual rent growth should reach 3.4%.

CBD Office

The downtown Tampa office market contains many insurance, real estate, finance and professional services players, as well as a handful of corporate headquarters. Tampa also provides tenants with a relative cost advantage over other Florida metropolitan areas. Because of this advantage and relative stability in demand, office market trends were less volatile than the national average during the previous economic cycle. During the tech boom, the vacancy rate dropped to 13.6% in 1999, before trending up 480 basis points to 18.4% in 2003, as compared with an 810 basis-point increase in the national CBD vacancy rate during this period. However, the housing boom changed this trend. Job growth in housing-related industries caused the vacancy rate to decline to 15.3% in

2006, before the bust caused it to increase to 18.8% in 2008. An overreliance on the housing market to stimulate economic growth and office demand during previous years caused this rapid deterioration, as only one building of 56,800 square feet was delivered to the downtown market since 1999.

Tampa’s CBD is one of the more affordable CBDs in Florida. Besides the cost of space in primary markets like Miami, secondary markets like Orlando and Ft. Lauderdale are also more expensive. At year-end 2008, overall asking rents in the Ft. Lauderdale and Orlando CBD were $32.55 and $24.53, respectively, or about 34% and 12% more than overall CBD rents in Tampa. Affordable office space, coupled with anticipated rent declines during the next several years, should provide bargains for financially sound tenants, and may help boost a recovery in the CBD. The financial activities and professional and business services sectors are major components of the economy in the CBD. As a result, layoffs have seriously crippled demand for office space in the CBD. Year-over-year in June, the financial activities sector shed 1,100 jobs, while the professional and business services lost 13,900 jobs. The expected recovery of these sectors in 2010 and 2011 should help create demand for office space.

Market fundamentals in the Tampa CBD deteriorated further through the second quarter. Major declines in office-using employment have taken a toll on the office market dynamics in the CBD. In the second quarter, the vacancy rate increased to 19.7%, from 19.2% in the first quarter and 18.8% in the fourth quarter of 2008. After posting growth of 5.5% in 2008, asking rents began to decline through the first half of 2009. Year-to-date through the second quarter, asking rents declined by 0.5%, as landlords have been more willing to negotiate and make concessions to meet limited tenant demand. Asking rents are expected to contract by 2.7% in 2009 and 0.8% in 2010, in line with job losses through year-end and only modest job growth in 2010. Additionally, the vacancy rate should increase further during the next two years – peaking at 20.8% in 2010 – before steadily dropping to 15.2% in 2013. No construction came online through the second quarter, and we do not expect anything to come online during the five-year forecast period. Limited construction activity should help expedite absorption of excess inventory, particularly as tenant demand rebounds beginning in 2011.

Suburban Office

The suburban office market in Tampa contains many of the same industries as the CBD, with financial services and real estate-related firms among typical tenants, but also benefits from a growing life sciences and technology cluster. Furthermore, select types of manufacturing and distribution businesses had been entering the market prior to the housing bust. We expect Tampa’s cost advantages and government support for growing industries will contribute to the health of the suburban market long term, as will its port and access to transportation networks.

The suburban market posted much greater volatility during the tech bust because of its larger technology and technology-related manufacturing presence as compared with the CBD. The vacancy rate fell to 9.1% in 1998, before the combination of dropping demand and high levels of new construction caused it to increase to 21.2% in 2002. The housing boom caused a similar pattern, with the vacancy rate falling to 9.1% in 2006. Weak demand and higher levels of new construction caused the vacancy rate to rise to 15.2% in 2008. Tight market conditions and the aggressive tactics of buyers trying to justify high prices paid for Tampa office properties caused rapid rent growth in recent years. Asking rents increased 6.8% annually on average from 2006 to 2008.

Tampa’s suburban office market continued to weaken through the second quarter of 2009, as job losses weighed on the market. The vacancy rate increased to 18.4% in the second quarter from 17.5% in the first quarter and 15.2% in the fourth quarter of 2008. Asking rents also began to decline, as landlords are under pressure to keep tenants. Year-to-date through the second quarter, asking rents contracted by 0.9%, after growing by 2.4% in 2008. Two buildings, totaling approximately 318,000 square feet, came online during the first half of year in the Interstate 75 Corridor and Westshore submarkets. The MetWest Building in the Westshore submarket is the largest project to come online so far this year. The 250,000 square-foot, LEED-certified building was completed during the second quarter and is about 38% pre-leased, with tenants that include Skanska, PBS&J Corp, and Kona Grille. In addition, the majority of signed leases were by small to mid-sized companies in the law, insurance and money management industries.

According to Cushman & Wakefield, the amount of space available for sublease in the Tampa suburbs totaled nearly 400,000 square feet during the second quarter. This is on pace with the level during the first quarter, and a decrease from the fourth quarter of 2008 when sublease space totaled almost 413,000 square feet. A drop-off in the amount of sublease space, although only minimal, is a positive sign for the recovery of the market going forward.

Looking forward, one building, at 113,000 square feet, is in the pipeline and expected for delivery by year-end 2009. As tenant demand remains anemic, we expect fundamentals to weaken in the near term. We forecast the vacancy rate to increase to 19.5% in 2009 and 21.3% in 2010, while asking rents are expected to contract by a combined 4.2% in 2009 and 2010. The market should begin to recover in 2011, in line with more robust job growth and subdued construction activity. By 2013, the vacancy rate should drop to 13.9%, while rent growth should reach 3.3%.

Fort Lauderdale Economy

Fort Lauderdale’s friendly business climate and location near the Caribbean and Latin America make it an attractive location for global headquarters. There are several headquarters located in Broward County including Siemens, DHL Worldwide Express, Skanska, Nortel, and Aero Precision. Although in the near term many companies are not expanding, the base of established business should help boost long-term growth of Fort Lauderdale’s economy.

Fort Lauderdale is also a popular destination among tourists who are attracted to the area’s many beaches, marinas, and outdoor activities. Approximately 10.8 million people visited Fort Lauderdale in 2008, generating $8.7 billion in total expenditures. The condo boom and subsequent bust in this metropolitan area left the area’s economy weak, and it was one of the first markets to enter recession.

Fort Lauderdale’s economy remained in recession through the second quarter, although there are some signs that job losses have reached a trough. Total employment contracted by 4.3% year-over-year in June, for a loss of 33,500 jobs. This slowed from the first quarter’s rate, when total employment declined by 4.8% year-over-year. The initial downturn in the local economy was largely a function of the housing market collapse, but the impact of the recession on business sentiment and consumer behavior led to cutbacks across the majority of Fort Lauderdale’s key industries. The largest job losses occurred in the construction, trade, financial activities, and professional and business services sectors, which each shed more than 5,000 jobs.

Trade is a major component of Fort Lauderdale’s economy and is Broward County’s largest employment sector. The estimated economic impact of activity at the Port Everglades was $17.9 billion during the year ending in June 2009. Nearly 200,000 jobs in Broward County are related to cargo and cruise activity at the Port. Year-to-date through June, TEU volume decreased by 26.5% at Port Everglades compared with the same period in 2008, one of the largest declines of any east coast port.

Fort Lauderdale is viewed as an attractive place to live, particularly for retirees, with yearlong temperate weather conditions, a low cost of living, and an abundance of beaches. Net migration totaled 12,600 people in 2008, down from the 20,100 annual average recorded between 2002 and 2007. As the condo and housing boom ended, and the economy suffered, fewer people were tempted to relocate to Fort Lauderdale. We expect that net migration will continue to slow as the local economy remains depressed. We forecast net migration to total 9,000 people in 2009, and pick up towards the end of the forecast period, accelerating to 27,500 people in 2013. As a result, population growth should decline to about 0.9% in 2009, picking up slightly to 1.0% in 2010. Thereafter, we expect population growth to increase to an annual average of 1.6% growth through 2013.

Only two sectors added jobs during the year ending in June. The educational and health services sector expanded by a modest 0.5% year-over-year for the addition of 500 jobs, and the government sector grew by 1.4%, or 1,500 jobs. The unemployment rate held steady at 9.0% in June, matching the level from March, although this represents a large jump compared with the 5.1% level in March 2008. By year-end, we forecast the unemployment rate to increase to 9.7% as more job losses occur. Looking forward, we expect total employment to contract by 3.3% in 2009, before slowly recovering in 2010 and posting more robust job growth between 2011 and 2013. We expect Fort Lauderdale’s recovery to be led by strong growth in the trade, professional and business services, and leisure and hospitality sectors. Long term, we expect Fort Lauderdale’s presence as a popular tourist destination to help fuel long-term growth for the area economy.

Total Office

The Fort Lauderdale office market contains nearly 30 million square feet of space, about 17.1% of that in the CBD. The tourism, trade, healthcare, finance and technology industries all have a significant presence in Fort Lauderdale, driving demand for office space. In addition, the condo and housing boom drove demand during the most recent economic cycle. Accordingly, the housing bust led to a sharp rise in the vacancy rate. The total office vacancy rate rose to 14.7% in 2008 from a low of 11.7% in 2006. In comparison, during the tech boom, the vacancy rate bottomed at 12.1% in 2000 before rising to 19.3% in 2002. Rent growth has been strong in recent years amid tight market conditions. From 2005 to 2008, the average annual increase in asking rents was 5.6%.

Looking forward, we expect the Fort Lauderdale office market will continue to weaken through 2010 as a result of job losses, particularly in the housing, finance, tourism and trade industries. We believe that the healthcare and technology industries will lead the Fort Lauderdale economy out of the recession. Positive demographic growth should also contribute to the recovery. During the first half of 2009, the total office vacancy rate climbed to 17.5% while asking rents declined by 1.1%. We expect the vacancy rate to peak at 19.3% in 2010, before trending back down to 14.5% in 2013 alongside the recovering economy. Rent growth should average 3.9% annually from 2011 to 2013.

CBD Office

The CBD is the third-largest submarket in Broward County, after West Broward and Cypress Creek, with slightly more than 5 million square feet of inventory. Unlike in the rest of Broward County, construction activity has been limited in downtown Fort Lauderdale. Only one building came online in 2008, the 67,000 square-foot Riverbend Corporate Park, with major tenant Strayer University. There are no further projects in the pipeline, which may help shore up absorption levels and boost a recovery in the CBD relative to other submarkets in Broward County.

The downtown Fort Lauderdale market weakened greatly after the tech bust because of a high level of new construction and job losses. An average of 220,600 square feet were delivered annually from 1999 to 2002 – a fairly large level for such a small market. Consequently, the vacancy rate rose from a low of 10.6% in 1998 to 22.0% in 2002. During the most recent boom, development was more tempered. In 2007 and 2008, 251,800 and 66,500 square feet came to market, respectively. After reaching a low of 14.8% in 2006, the vacancy rate rose to 16.9% in 2008 as the housing bust ensued and spread to other industries. In 2008, asking rents also began to decline, falling 2.0%. From 2005 to 2007, rent growth averaged 6.8% annually.

Fort Lauderdale’s CBD office market deteriorated substantially through 2009 as tenant demand waned. In the second quarter, the vacancy rate increased to 20.3%, from 16.9% during the fourth quarter of 2008. Despite the surge in vacant space, asking rents increased through the second quarter. After contracting by 2.0% in 2008, asking rents increased by 0.2% year-to-date in the second quarter. Despite this modest increase, effective rents are likely declining to a greater extent, as landlords are faced with limited tenant prospects. Concurrent with the weak economic climate, no new construction came online through the second quarter, and there are no projects in the pipeline in downtown Fort Lauderdale for the remainder of the forecast period. Going forward, we believe that office market fundamentals will begin to improve in 2011, lagging job creation that is forecasted to begin in 2010. Our forecasts call for the vacancy rate to reach a high of 20.8% during 2010, with average asking rental rates contracting by a combined 4.2% in 2009 and 2010. Through the duration of the forecast period, increased hiring should fuel demand for office space, and by 2013, we forecast the vacancy rate to tick back down to 17.9%, in line with levels seen in 2007 and 2008. Accordingly, landlords will be able to price more competitively and increase asking rents at an average 6.2% pace during 2012.

Suburban Office

Similar to the CBD, the suburban market posted a rapid rate of construction during the tech boom with a more cautious pace of construction during the housing boom. An average of 1.1 million square feet was delivered per year from 1999 to 2002, as compared with approximately 500,000 from 2006 to 2008. The vacancy rate reached a low of 12.2% in 2000 and 11.1% in 2006 during the two most recent economic expansion periods. Following the tech bust, the suburban vacancy rate increased to 19.4% in 2001.

As a result of the housing bust and its subsequent effects, Fort Lauderdale’s suburban office market weakened through the second quarter, but to a lesser extent than did the CBD. The vacancy rate increased to 16.9% during the second quarter, compared with 14.3% during the fourth quarter of 2008. In line with the jump in the vacancy rate, the average asking rent contracted by 1.5% year-to-date through the second quarter after growing by 2.8% in 2008. In addition to cutting asking rents, landlords are also increasingly offering concessions and tenant improvement packages. Only one building, totaling 50,000 square feet, came online during the first half of the year. There are two additional speculative projects in the pipeline, however, that threaten to oversupply the market. Looking forward, we expect the market to continue declining through 2010. The vacancy rate should reach a peak, at 19.0% in 2010, while rent growth is expected to decline by a combined 5.9% in 2009 and 2010. As economic growth resumes and tenant demand increases, RCG believes that by 2013, the vacancy rate will tick down to 13.8% and the average asking rent should expand by 5.5%.

Construction activity has slowed in line with the recession. One building, the Promenade at Coconut Creek, came online so far this year. The building is 50,000 square feet and has leased 33,000 square feet to All State Insurance. There are an additional 219,000 square feet in the pipeline including two speculative buildings located in the Hollywood submarket that are slated to come online in October. Both are part of the Village at Gulfstream Park development. Combined, they will add 89,000 square feet to the submarket. These buildings should put pressure on the vacancy rate as well as absorption levels. Year-to-date through the second quarter, market-wide net absorption totaled negative 606,000 square feet.

The amount of space available for sublease increased in Fort Lauderdale’s suburbs as tenant demand waned. According to Cushman & Wakefield, the amount of sublease space available as of the second quarter was slightly more than 500,000 square feet. By comparison, during the same period last year, sublease space was about 141,000 square feet. Available sublease space will likely increase further as more tenants look for options to downsize.

Miami Economy

Miami’s economy was driven by an explosion of construction projects, both commercial and residential, in recent years. Additionally, the tourism, entertainment, trade and finance industries have a significant presence in Miami. Many national companies have established their Latin American operations in Miami due to its location and international reputation. The metropolitan area is home to more than 2.4 million people and a workforce of more than 1.0 million people.

The Miami economy remained weak through the second quarter, although the pace of job loss in Miami decelerated between the first and second quarters. Year-over-year in June, total employment declined by 3.5%, compared with 4.6% year-over-year in March. A still-weak housing market as well as a dependence on the finance, trade and tourism industries has contributed to job losses across the majority of sectors. In the year through June 2009, the largest employment declines occurred in the construction, professional and business services, and trade sectors. Combined, these sectors shed 21,000 jobs. The educational and health services sector was the only sector to add jobs, albeit at a decelerated rate. The sector expanded by 0.6%, or 1,000 jobs, year-over-year in June, compared with 3.6% during the same period one year prior.

Tourism is a major component of the economy in South Florida. As consumer spending drops and job losses continue, tourism remains one of the hardest-hit industries. Additionally, unprecedented levels of hotel construction during the past several years oversupplied the already-saturated hotel market in Miami. According to Smith Travel Research, the occupancy rate at Miami hotel rooms dropped by 9.5% year-over-year in the month of June, for a rate of only 58.8%. The leisure and hospitality sector, Miami’s fifth-largest employment sector, began shedding jobs in 2008 and continued on this track during the first half of 2009, contracting by 2.8% year-over-year in June for a loss of 2,900 jobs.

Net migration slowed to an estimated 3,500 people in 2008, a drop-off from 4,900 in 2007. Net migration should continue to slow in the near term in line with a weak job market and housing market, totaling a forecasted 2,000 people in 2009. As economic recovery gains momentum between 2010 and 2013, net migration should resume healthier levels of growth – totaling between 7,000 and 12,000 people annually. This increase in net migration should contribute to average annual population growth of 0.9% during the same period.

The banking sector is a major component of Miami’s economy. Because banks in Miami were lending disproportionately for real estate development, the banking sector in Miami is taking a larger hit relative to the rest of the country. Low profitability and increased exposure to souring real estate debt may indicate a longer recovery and more substantial job losses in Miami’s financial activities sector relative to the nation’s.

Looking forward, we expect Miami to remain in a recession for the next 8 to 12 months, in line with weakness in real estate and finance as well as a drop-off in global trade volumes, before slowly recovering in mid-2010. Through year-end 2009, we forecast total employment to contract by 2.8%, for a loss of 28,500 positions. The largest absolute declines for the remainder of 2009 are forecasted to occur in the construction, trade, and professional and business services sectors. In 2010, total employment growth should be a modest 0.6%, or about 5,600 jobs. Between 2011 and 2013, total employment growth should average 1.7% annually, led by a rebound in the finance, tourism and trade industries.

Total Office

The Miami office market has received a flurry of new construction recently, increasing the total amount of office stock to nearly 46 million square feet in the second quarter of 2009, with 26.7% in the CBD. Downtown Miami is a popular location for international banks, entertainment companies and professional services firms, while trade, healthcare and technology firms generally choose to locate in the suburbs.

During the tech boom, the total office vacancy rate fell to 10.9% in 2000, before excessive construction and job losses pushed it back up to 18.1% in 2002. During the housing boom, strong employment growth caused a decline in the vacancy rate to 10.3% in 2006. The current downturn will likely cause the vacancy rate to surpass its height during the tech boom. As of the second quarter of 2009, the vacancy rate was 16.1% and we expect it to climb to 18.8% in 2010 as projects currently under construction come online.

CBD Office

Miami’s CBD suffered greatly as a result of the impact the housing bust had on the financial sector, both during the tech bust and the current housing bust. During the previous economic cycle, the downtown vacancy rate fell to 11.2% in 2000, before climbing to 19.4% in 2003. The housing boom caused the vacancy rate to fall to 11.2% in 2007, before the housing market collapse and financial sector slowdown contributed to a rise to 14.5% in 2008. Rent growth had been strong in recent years, averaging 8.4% annually from 2006 to 2008, a trend we expect to reverse in 2010. We believe that effective rents may already be decreasing.

Market fundamentals in the Miami CBD continued to weaken through the second quarter. Job losses, particularly in the financial activities and professional and business services sectors, have limited demand for office space on Brickell Avenue and Downtown. Overall, the vacancy rate increased to 16.1% in the second quarter, from 15.7% in the first quarter and 14.5% at year-end 2008. Increasingly, firms are giving back space or vacating altogether. Despite the jump in the vacancy rate, asking rents have not yet declined. A flight-to-quality has enabled landlords to maintain higher asking rents, although effective rents are likely decreasing more substantially. Year-to-date through the second quarter, asking rents grew by 2.3%. By comparison, asking rents grew by 5.0% in 2008 and 12.1% in 2007. Despite falling demand, four projects are currently under construction with very little pre-leasing, scheduled to deliver nearly 2.0 million square feet to the market in 2009 and 2010. The Met 2, 1450 Brickell, and the Brickell Financial Centre are scheduled for completion in 2010. The Met 2 is the only downtown building to secure any pre-leasing, with a combined 200,000 square feet pre-leased to law firm Greenberg Taurig and Deloitte LLP.

Coupled with job losses, the heavy amount of construction will likely have a negative impact on the market in the near term. In 2009, we forecast the vacancy rate to increase to 16.8%, while rent growth should slow to 0.5%. Fundamentals should remain weak in 2010, when the majority of construction comes online. In 2010, we forecast the vacancy rate to increase to 22.9%, while rent growth is expected to contract by 2.0%. We believe that the market will begin to improve in 2011. Absorption gains will gradually bring the vacancy rate down to 18.3% and allow for 5.1% rent growth by 2013.

Suburban Office

Trends in Miami’s suburban office market tend to mirror those in the CBD. During the housing boom, the vacancy rate fell to 9.7% in 2006 before rising to 14.4% in 2008. During the prior economic cycle, the vacancy rate fell to 10.8% in 2000 before increasing to 18.8% in 2002. Construction was rapid during these periods, with an average annual 821,000 square feet of deliveries from 2000 to 2002, as compared with 613,000 square feet from 2006 to 2008. However, the annual amount of deliveries during 2009 will total nearly 1.3 million square feet. Rent growth spiked in 2007 with 15.2% in that year alone. Miami records positive rent growth nearly every year; however, we expect the current recession will cause landlords to give some of that gain back in 2009.

As in the CBD, Miami’s suburban office market remained weak through the second quarter. Although the suburban market has a more diverse tenant base than the CBD, tenants are still taking a more conservative approach to real estate decisions. The vacancy rate in the suburbs increased to 16.1% in the second quarter, compared with 15.0% in the first quarter and 14.4% in the fourth quarter of 2008. After increasing in 2008, asking rents have declined through the first half of the year. Although effective rents have been on the decline for the past year, a drop-off in asking rents confirms the market’s status as a tenant’s market, with landlords forced to price space more aggressively in order to stay competitive. Year-to-date through the second quarter, asking rents contracted by 2.1%, following 7.7% growth in 2008.

Construction deliveries totaled 674,000 square feet year-to-date as of the second quarter on four speculative projects: two in the Airport West submarket, one in Coral Gables and one in South Dade. The large amount of speculative construction has put upward pressure on the vacancy rate. There are an additional 626,000 million square feet of office product in the pipeline that will come online by year-end. The majority of construction is occurring in the Coral Gables and Airport West submarkets, as well as one large project under way in Biscayne, the redevelopment of the Omni. Of the additional 600,000 square feet that should come online by year-end, space in only two of the buildings was pre-leased. Bacardi USA will occupy 230,000 square feet in Coral Gables, while law firm Sandler, Travis & Rosenberg have leased space at 1000 Waterford in the Airport West submarket.

As a result of weak demand and oversupply, we expect market fundamentals to weaken further, given heavy construction activity and declines in office-using employment across the region. The vacancy rate is forecasted to increase to 17.3% in 2009, while asking rents should contract by 3.0% during the same period. We expect the market to remain weak in 2010 before beginning to recover in 2011. The vacancy rate should steadily decrease, dropping to 12.8% in 2013, while rent growth should accelerate to 4.0% by 2013.

The presence of many well-established companies in Miami’s suburbs should help drive the market’s recovery. Several multinational firms, including the regional headquarters of Yahoo Latin America, American Airlines, and HBO, among others, are located in suburban Miami. The professional and business services sector, the main user of office space in suburban Miami, should begin adding jobs in 2010, with job growth in this sector accelerating toward the end of the forecast period.

Philadelphia

Economy

The Philadelphia Metropolitan Statistical Area (MSA), defined by the Census Bureau to include all counties that significantly affect the Philadelphia region both economically and socially, includes 11 counties in Pennsylvania, New Jersey, Delaware and Maryland. Philadelphia is known for its technology and bioscience firms and research, and remains a secondary financial center. In addition, Philadelphia is world famous for its educational institutions, hospitals and visitor attractions. Though Philadelphia’s economy tends to trail overall U.S. economic growth, strong economic fundamentals, such as population growth, a well-educated workforce, and a diverse economy will drive long-term growth.

Philadelphia boasts a high quality of life, which attracts both new residents and visitors. The downtown area of Philadelphia, known as Center City, was revitalized in the last decade with new development, both private and public, that made Center City a more attractive urban environment with a 24-hour culture. Philadelphia is located roughly equidistant between New York City and Washington, D.C. Major highways pass through Philadelphia to the north and south, while Philadelphia is a gateway to the east, with easy vehicle access to smaller Mid-Atlantic cities such as Pittsburgh and Wilmington driving trade and distribution employment in the area.

Population growth and household formation have held relatively steady in Philadelphia during the past several years – a trend we expect to continue through the forecast period. Population growth should average 0.4% annually from 2009 to 2013, the same rate as from 2004 to 2008. Annual household formation should slow to only 0.6% average annual growth in 2009 because of the recession, before accelerating again to a 0.7% annual rate from 2010 to 2013, equal to the average rate recorded from 2003 to 2007.

The number of quarterly job losses in Philadelphia slowed in the second quarter, even as the year-over-year rate of job loss accelerated. From March to June 2009, total employment contracted by approximately 20,700 jobs, down from 31,700 jobs during the first quarter. However, the year-over-year rate of job loss rose to 3.3% in June from 2.8% in March. During the second quarter of 2009, the sectors with the largest number of job losses were the professional and business services, manufacturing, and leisure and hospitality sectors. The professional and business services sector is Philadelphia’s third largest after educational and health services and trade, and it shrunk by approximately 4,300 jobs from March to June 2009. Only the government sector expanded during the second quarter with the addition of approximately 1,600 jobs.

RCG expects Philadelphia total employment to contract by 2.4% year-over-year in December 2009 as the rate of job loss continues to slow. This is nearly on par with our national forecast of 2.5% job loss. A well-diversified economy and a rebounding housing market should contribute to a modest recovery in 2010, with 0.2% annual growth forecasted. We expect employment expansion to accelerate through the forecast period, reaching 1.8% annual growth in 2013. In the long term, we believe that Philadelphia offers many advantages that will drive growth, including its convenient location between New York City and Washington, D.C., its charming downtown and its relatively affordable housing.

Total Office

Both the CBD and suburban office markets in the Philadelphia MSA provide a significant cost advantage to companies as compared with other Eastern Seaboard cities. Additionally, the area attracts many professional services companies, such as law, insurance and accounting firms, and also contains a large biotechnology and pharmaceutical cluster. Downtown Philadelphia, in particular, is also buoyed by a large educational services and government presence, which often provides demand for office space even in an economic downturn. Job growth in all of these industries has driven demand for office space during recent years. Although Philadelphia did post economic growth in housing-related industries during the recent boom, this growth was mild in comparison with other MSAs and the housing market did not produce a significant bubble. As a result, we expect job losses, and consequently deterioration of office market fundamentals, to be relatively modest in Philadelphia, in contrast to housing-driven markets such as Phoenix and Las Vegas.

The Philadelphia total office market is comprised of approximately 130 million square feet of space, with approximately 32.3% of that space located in the CBD. Philadelphia also contains some in-demand suburban submarkets, such as Bala Cynwyd, Conshohocken and the Main Line, home to many healthcare companies. Furthermore, the area is well positioned as a trade nexus for the highly populated Northeastern region and many trade and distribution companies are located with the metropolitan area.

Philadelphia office market trends have generally followed the national average. During the tech boom, the total office vacancy rate fell to 10.5% in 2000 before trending up to 19.8% in 2003 following the bust. On the national level, the vacancy rate fell to 9.1% in 2000 before rising to 18.7% in 2003. During the housing boom, Philadelphia’s total office vacancy rate dropped to 13.4% in 2007 while the national office vacancy rate fell to 12.6%. Through the second quarter of 2009, the Philadelphia vacancy rate increased to 15.1% while the national overall vacancy rate jumped to 16.7%. Rent growth trends, however, have been muted in recent years in Philadelphia. After posting an average annual decline of 1.4% in asking rents from 2003 to 2005, total office asking rents increased at an average annual pace of 2.4% from 2006 to 2008. This trend reversed during 2009 as a result of the recession.

Construction trends have also been less volatile in Philadelphia, as developable land is relatively scarce and construction costs are high. An average of 2.2 million square feet per year was delivered from 1999 to 2001, prompted by tech-boom job growth. This figure was lower during the housing boom, with only 1.6 million square feet delivered per year from 2006 to 2008.

We expect the combination of weakening fundamentals and tightened lending standards will keep construction activity slow through the near term, as the local economy recovers. We believe strong job growth, particularly in the educational and health services and professional and business services sectors, will drive a recovery in the Philadelphia office market. Extended population growth should contribute to this trend. We believe that the vacancy rate will peak at 17.3% in 2010, as local real estate trends lag employment trends. During this time, asking rents should fall by a cumulative 16.7% from their level in 2008. In the latter part of the forecast period, resumed job growth and limited new supply should allow for a fairly brisk rebound in office market fundamentals, with the vacancy rate falling to 13.5% in 2013, at which point annual rent growth should reach 5.5%.

CBD Office

Office market fundamentals in Philadelphia’s CBD have moved alongside the national economy. During the tech boom, positive growth in the financial sector caused growth in many supporting industries, feeding demand for office space. The vacancy rate bottomed at 9.0% in 2000 before trending upward in conjunction with job losses, to 17.2% in 2004. During the housing boom, trends followed a similar pattern. The vacancy rate hit a recent low of 9.1% in 2007, while rent growth averaged 4.1% per year from 2006 to 2008. Between 1998 and 2009, only two buildings were delivered to the CBD. The Cira Centre brought approximately 728,000 square feet to the West of Broad area in 2005. The Comcast Center added 1.2 million square feet to CBD office stock in 2007. Both of these buildings were significantly pre-leased at the time of delivery.

A number of planned downtown projects have been put on hold as a result of the recession and credit crunch. The office portion of Cira Centre South, Brandywine Realty Trust’s high-profile development in University City, has not yet broken ground because it lacks an anchor tenant. Hill International Real Estate has not officially announced a suspension in its plan to build the second-largest office tower in the nation at 18th and Arch Streets, but further city government delays and a lack of an anchor tenant could derail this project. Previously, developers had claimed that they would break ground in the spring of 2009 at the earliest, and it has yet to happen.

In spite of limited new supply, Philadelphia CBD office market fundamentals weakened significantly during the first half of 2009. The vacancy rate jumped to 11.6% in the second quarter of 2009, from 10.0% at year-end 2008. At the same time, the average asking gross rental rate declined by 13.9% after increasing 8.4% during 2008. Heavy job losses in office-using employment sectors such as professional and businesses services do not bode well for the future of Philadelphia’s downtown office market. RCG expects that the vacancy rate will continue to rise as trends in commercial real estate lag the overall economy. We believe the vacancy rate will peak at 14.2% in 2010, the highest level since 2005. Landlord bargaining power will be reduced and we expect annual declines of 14.0% and 1.0% in asking rents during 2009 and 2010, respectively. Afterward, resumed job growth and increased business confidence should draw tenants back into downtown Philadelphia. RCG predicts that the vacancy rate will steadily decline to 9.4% in 2013, while tightening market conditions will allow rental rate appreciation to reach an annual pace of 4.5% in 2013.

Suburban Office

Philadelphia’s suburban office market is a popular location for pharmaceutical corporations, healthcare companies, life sciences firms, chemical companies and satellite offices for financial services companies. Additionally, there is a technology presence, albeit not a very large one. During the tech boom, this industry contributed to a decline in the vacancy rate to 9.4% in 1998 and prompted rapid development with an annual average of 2.2 million square feet delivered from 1999 to 2001. This new supply, coupled with declining demand as a result of the tech bust, caused the vacancy rate to increase to 22.7% in 2003. Weak market conditions caused negative rent growth during this time.

During the housing boom, mortgage companies entered the Philadelphia suburban market, but with less flourish than in other markets. However, there was aggressive leasing by companies in a number of industries in this era of higher profits. Rent growth averaged 1.9% annually from 2006 to 2008. The vacancy rate declined to 15.1% in 2007 before the housing bust and its consequences in the financial market contributed to a rise in the amount of vacant space.

As a result of job losses in office-using employment sectors, the Philadelphia suburban office market weakened during the first half of 2009. The vacancy rate climbed to 16.8% in the second quarter of 2009 from 15.5% at year-end 2008. Furthermore, the amount of space available for sublease in the Philadelphia suburban market increased by 24.4% during the first and second quarters of 2009 to more than 1.5 million square feet, as companies cut budgets and reevaluated their space needs following layoffs. At the same time, the gross average asking rental rate fell 17.6% during the first half of 2009, following a 0.5% drop during 2008. Only 215,000 square feet of new space came online during the first half of 2009, although much of it was speculative. This is about half the amount delivered during 2008, but a far cry from 1.7 million square feet of new office supply in 2007. This pullback in new supply should keep Philadelphia market fundamentals from deteriorating to the levels seen during the tech bust and allow for a relatively brisk recovery in the latter part of the forecast period. RCG predicts a peak vacancy rate of 18.8% in 2010, before resumed employment growth in key office-using sectors drives it back down to 15.5% in 2013. During 2009, we expect an annual decline of 18.0% in asking rents, before tightening market conditions cause rental rate appreciation to resume. From 2011 to 2013, we forecast annual rent growth to average 4.5%.

Adding another facet to the market, the State of Pennsylvania expanded its Keystone Opportunity Expansion Zone program to include 14 new sites within the Philadelphia MSA. The program offers tax-free status until 2019 to commercial real estate developers who chose to locate projects within designated economic expansion zones in order to stimulate job creation. The original program included only 12 sites. The new sites are spread throughout Bucks, Montgomery and Chester counties and these incentives could stimulate office development in these areas.

Houston

Economy

Houston’s large economy is largely driven by three major industries: trade, health services, and energy. These industries support positions in a wide array of sectors throughout the economy, including professional and business services, financial activities, educational and health services, wholesale trade, natural resources and mining, and construction. More than 2.5 million people were employed in the Houston metropolitan area as of June 2009.

Total employment in Houston contracted by 2.4% year-over-year in June for a loss of 62,200 positions. Most of the losses occurred between year-end 2008 and June 2009, with total employment shedding 59,700 positions during the first half of the year. Job losses were most pronounced in construction, professional and business services, manufacturing and trade, with nearly 61,000 total losses during the first six months of the year. The unemployment rate increased to 7.4% in June, and will likely increase further to 8.1% by year-end 2009. However, the current downturn is expected to be temporary. All employment sectors are expected to post gains again in 2010, and employment growth is projected to average 2.4% annually between year-end 2009 and 2013. As the employment situation improves, the unemployment rate should decline to 6.6% in 2010 and to 6.0% in 2011, falling to less than 6% for the remainder of the forecast period.

The ten-county Houston metropolitan area is home to an estimated 5.7 million people and 1.9 million households. According to the Census Bureau, Houston was the second-fastest growing metropolitan area between July 2007 and July 2008. The region’s strong population growth helps support the regional economy, and should continue to do so for the foreseeable future. Population and household growth are both expected to average 1.8% annually through 2013.

The energy industry is the most important driver of economic growth in the region. The industry supports jobs in various sectors including natural resources and mining, manufacturing, professional and business services, and financial activities. The global recession tempered demand for oil worldwide, and with oil prices down from their 2008 highs, profit margins narrowed for many companies in the Houston area. Companies have been less inclined to invest in exploration, reflected by the lower rig counts. The Baker Hughes domestic rig count at its lowest was down by 50.8% year-over-year in the last week of August, to 999 rigs. Since then, activity has picked up, albeit marginally, to 1,078 rigs as of the first week of November.

The natural resources and mining sector is relatively small, but the energy industry as a whole supports a variety of jobs throughout many sectors. Reduced mining activity has had a negative ripple effect throughout the Houston economy, partly contributing to cuts in supporting industries such as accounting, legal and engineering services. Professional and business services and financial activities employment contracted by 4.5% and 2.0%, respectively, year-over-year in June, and we expect both sectors to shed additional jobs through year-end 2009. Slow growth in both sectors should emerge in 2010, before accelerating to 3.1% and 2.5% annual growth, respectively, between year-end 2010 and 2013.

In addition to energy-related services, Houston is a major trade center. The Port of Houston is one of the nation’s busiest ports, moving more than 40 million tons of cargo in 2008. In addition to weakness in the energy industry, the global recession also tempered demand for goods worldwide and thus, resulted in weaker trade activity. Net exports by dollar volume were down 71.1% year-over-year in June 2009. Nonetheless, trade is an important driver of Houston’s economy, and activity should pick up again as the global economy continues to improve.

Despite weakness in trade and energy-related sectors, the educational and health services sector continued to grow, expanding by 2.2% year-over-year in June. Houston boasts a strong medical research presence and is home to the Texas Medical Center, the largest medical district in the world. Educational and health services is a thriving employment sector, and is one of the only sectors, along with government and natural resources and mining, where no job losses are expected during the forecast period. Although slower growth is expected in the near term, educational and health services job growth is projected to average 2.6% annually through 2013, with the addition of approximately 37,100 jobs.

Total Office

Houston’s office market is comprised of 164 million square feet of office space, with approximately 21.9% located in downtown Houston. Demand for space is typically driven by trade and energy-related firms, as well as those in supporting professional services industries. Furthermore, the healthcare industry has a large presence and provides the office market with a relatively stable source of demand that helps to buoy market fundamentals during downturns. Rapid population growth also attracted many companies to the area, contributing to office demand.

Houston has posted strong employment growth through its history, with only a minor decline as a result of the tech bust, with 0.1% and 0.6% annual declines in total employment in 2002 and 2003, respectively. In comparison, between 2004 and 2008, average annual employment growth was 2.8%. Growing oil prices, high corporate profits and a surge in construction activity during the housing boom accounted for this trend. This growth provided a high level of demand for office space; however, Houston historically posts double-digit vacancy rates because of its development-friendly environment. During the past ten years, annual deliveries of office space peaked with more than 5.7 million square feet in 1999, before slowing to 162,000 square feet in 2004. During the recent boom, deliveries reached 3.8 million square feet in 2008 and are on track to surpass 4.4 million square feet in 2009. We expect annual development to slow to 853,000 square feet in 2010 because of deteriorating fundamentals and the credit crunch, before accelerating again through the remainder of the forecast period.

As a result of high levels of new supply and slowing demand, the total office vacancy rate increased to 13.5% in 2008, following a low of 12.1% in 2007. Following the tech bust, the vacancy rate jumped to 20.4% in 2004 from a low of 12.6% in 1998. During the first half of 2009, the vacancy rate increased further to 16.7% while asking rents fell by 1.4%. We expect the total office vacancy rate to peak at 18.2% in 2009, before trending down to 16.9% in 2013. Asking rents should fall a cumulative 5.8% between year-end 2008 and 2010, before rent growth resumes and accelerates through 2013.

CBD Office

Houston’s CBD office market is approximately 36.1 million square feet large, spread throughout 60 buildings. The submarket is populated by energy firms, multinational corporations, and energy, legal, accounting, and other professional services firms. Its history has been characterized by little to no office deliveries during times of growth, as developers focus their attention on the available land in the suburban market. However, new buildings are often started when the vacancy rate nears single digits and come online during recessions. This trend caused the vacancy rate to increase to 20.9% in 2003, as a total of nearly 3.3 million square feet came online in 2002 and 2003, from a low of 9.0% in 2001. This trend is doomed to repeat itself, as 1.8 million square feet are expected to come online by 2011. The vacancy rate hit a recent low of 11.7% in 2007, before slowing demand and new supply caused the vacancy rate to increase to 12.0% in 2008.

CBD office market fundamentals are exhibiting the impacts of weak oil demand and job losses. The vacancy rate increased by 80 basis points during the first half of the year to 12.8%, while the average asking rent declined by 0.9%. Oil prices declined dramatically from the highs reached in 2008, and some energy and petrochemical firms completed rounds of layoffs since the start of the year. Reduced demand for space will likely ensue through 2011, with the vacancy rate peaking at 16.5% before declining to 14.3% by 2013. The average asking rent is expected to decline by 3.6% in 2009 in response to weaker demand, pushing the rate below the $30 per square foot mark, and then decline by an additional 2.4% in 2010 to $28.72 per square foot. The average asking rent is projected to increase a mild 1.6% in 2011, spiking in 2012 and 2013 in conjunction with stronger employment growth.

Two high-profile buildings are currently under construction downtown, totaling approximately 1.8 million square feet with completions in 2010 and 2011. Main Place, a 947,000 square-foot tower being developed by Hines REIT is scheduled for completion in 2011. The 853,000 square-foot Hess Tower is scheduled to open in early 2010, and has already been fully leased by the Hess Corporation, a major drilling and exploration firm. The new buildings will be the first additions to downtown since 2003.

Houston’s CBD office market will likely suffer as a result of weaker demand for oil as energy companies continue with layoffs. Many energy companies are located downtown, and worldwide oil demand has fallen in concert with the global recession. However, Houston is an international city, and many multinational corporations have offices in the downtown area, which should bolster demand for space as the global economy gains speed. Houston’s recessionary period is expected to be brief, and the market should see recovery beginning in the next 12 months, therefore we do not expect rental rates to decline beyond 2010.

Suburban Office

The Houston suburban office market contains 128 million square feet of office stock and demand is driven by the energy and healthcare industries. A rapid rate of new development has led to a historically high amount of vacant space and relatively affordable rents. During the tech boom, the vacancy rate bottomed at 12.0% in 1998 before a high level of new supply and weakened demand caused it to increase to 20.1% in 2003. The housing boom and growth of the energy industry fueled demand for space during the most recent economic cycle, with the vacancy rate hitting a recent low of 12.2% in 2007. Rent growth was brisk during the boom, as institutional office buyers pressed for higher rents and high profitability led companies to lease space aggressively. From 2006 to 2008, asking rents increased by 10.2% annually on average.

Strong employment growth and energy industry expansion spurred suburban office market development during the past three years, creating a glut of new supply in Houston. With the economy shedding jobs, the market may be unable to absorb the excess space. Construction activity for 2009 is on pace to exceed the amount of space completed in 2008, with more than 4.5 million square feet scheduled for completion by year-end, the largest quantity completed in nine years. As a result, the suburban market is overbuilt, and absorption of the excess space may take two to three years. Many suburban office tenants are in the mining and exploration fields, and as activity in those industries has slowed, so has demand for suburban office space. The vacancy rate rose to 17.8% in the second quarter from 13.9% at year-end 2008. We believe the rate will increase further to 19.4% by year-end 2009 because of additional job losses. Given current market conditions, no projects are in the pipeline for 2010 or 2011. Construction completions are expected to average approximately 2.0 million square feet annually in 2012 and 2013. Excess supply will keep the vacancy rate elevated through the forecast period, declining slowly to 17.6% by 2013. We believe rents will show a decline in 2009 and 2010 of 2.0% and 3.3%, respectively. Rents are expected to increase by an average of 2.3% annually between 2011 and 2013.

The Katy Freeway submarket is often referred to as the “energy corridor” because of the high concentration of mining and exploration firms leasing space. The submarket was previously the tightest submarket in Houston, speaking to the health and growth of the energy industry on the heels of high oil prices. However, the vacancy rate increased by 8.4 percentage points year-over-year in the second quarter, to 13.0%. Construction activity was elevated during the past three years, as developers looked to capitalize on strong demand, but the submarket is now oversupplied. The number of new buildings pushed the average Class A asking rent up 12.6% year-over-year in the second quarter of 2009, to $30.38 per square foot. Although the vacancy rate has increased substantially in the past year, the vacancy rate is on the low end compared with other submarkets: SW Freeway/Hillcroft’s vacancy rate was 27.5%, South Main’s was 27.9%, and Northwest’s vacancy rate was 26.5% during the second quarter.

Phoenix

Economy

The Phoenix metropolitan area, comprised of Maricopa and Pinal counties, contains the 11th-largest employment base in the country with a labor force of nearly two million people. Although current trends are negative, annual employment growth in the Phoenix MSA exceeded the national annual employment growth rate in all but five years since 1950. This is a common trend among Western cities where a high population growth rate fuels strong employment growth. The Phoenix MSA was one of the fastest-growing areas in the nation during the past decade, with annual population growth ranging from 3.0% to 3.4% from 2000 to 2007, driven by high levels of net migration. However, alongside the rapid contraction in employment, population growth slowed to an estimated 2.6% in 2008. Population growth trends tend to align with economic growth, although with the population growth peaking in 2005 along with the housing market, we believe the attractiveness of the area’s housing market played a role in encouraging new residents as well. Accordingly, we expect annual population growth to range from 2.0% to 2.6% through 2013, as the local economy rebounds and net migration gains force.

Total employment in the Phoenix Metropolitan Statistical Area (MSA) grew by an average annual rate of 4.0% from 1996 to 2006, adding approximately 585,300 jobs to the local economy. By comparison, U.S. total employment increased at an average rate of only 1.4% during the same period. The Phoenix economy benefited from the tech boom with strong increases in information services and professional and business services sector employment during the late 1990s. From 2003 to 2006, a large proportion of the jobs added in Phoenix were concentrated in housing-related industries as both rapid household formation and speculative investment drove demand in the single family market. However, as the collapse of the single family market gained force in 2007, Phoenix employment trends reversed course with contracting total employment in 2008.

Although the housing sector is currently driving down employment, Phoenix contains several industries that have been instrumental in driving professional and business services sector employment in Phoenix, including the high-tech, life sciences and consulting industries. High-tech employers with a significant presence in Phoenix include Intel, IBM, Google, Oracle and JDA Software Group. Additionally, Phoenix contains a burgeoning semiconductor manufacturing industry that requires a number of research and development facilities and employs many science and technology workers. Phoenix-area support centers for the high-tech industry include ASU Technopolis, Connection One, MacroTechnology Works, and Scottsdale’s ASU Innovation Center – SkySong.

Despite current weakness in many of these industries and companies because of low business confidence, we expect these industries to become sources of economic growth for Phoenix going forward.

Additionally, Phoenix is attempting to attract solar companies to the metropolitan area on the basis of a skilled labor force, low costs and ample sunlight. According to a study by the Solar Energy Research and Education Foundation, a federal investment tax credit for solar firms has the potential to create up to 10,000 new jobs in Arizona by 2016. Most recently, Chinese panel manufacturer Aide Solar USA Inc. chose Tempe as the location for its U.S. headquarters.

Phoenix recorded one of the highest rates of job loss in the nation again in June 2009. The year-over-year decrease in payrolls reached 7.4% in Phoenix, a rate of loss only exceeded by Detroit. Every major sector, except for leisure and hospitality, posted a quarterly decline in employment from March to June 2009. The professional and business services, construction, government and trade sectors reported the largest losses with approximately 8,500 professional and business services jobs, 5,500 construction jobs, 5,400 government jobs, and 4,300 trade jobs lost during this period. As indicated by these sectors, the economic repercussions of the housing collapse, decrease in state revenues and pullback in consumer spending are still reverberating through the Phoenix economy.

In the long term, we expect population growth and a recovery in the single family market to fuel growth of Phoenix’s economy, bolstered by growth in innovative industries such as solar energy, high technology and life sciences. We forecast a total decline of 5.6% in total employment by year-end 2009, with modest 0.1% growth predicted for 2010. From 2011 to 2013, annual employment growth should accelerate from 1.5% to 3.1%, with even faster rates of growth expected in the longer term.

Total Office

The Greater Phoenix office market contains more than 74 million square feet of space, with approximately 16 million square feet located in the Central Business District (CBD) and more than 58 million square feet located in the suburban market. Strong local economic and population growth encouraged developers to build in Phoenix. This resulted in the amount of total office stock increasing by more than 56% from 1998 to 2008, with the bulk of development activity commencing during the tech boom and then again during the housing boom. The suburban market grew at a much faster rate than the CBD, with many submarkets more than doubling in size since 2000. The suburban market tends to attract tenants in the healthcare, high-tech, and mortgage-related industries, while the CBD tends to attract financial services, accounting and law firms, in addition to the corporate headquarters of many consumer goods companies. Unlike in many other markets, Phoenix office construction during the housing boom was about on par with construction during the tech boom. In most other markets, recent deliveries were muted when compared to tech-boom era levels. From 2006 to 2008, annual deliveries of office space averaged 3.7 million square feet, as compared with 3.8 million from 1999 to 2001. These high levels of new construction kept the vacancy rate from dipping into the single digits during either period of growth. The vacancy rate reached a low of 10.7% in 1998, before increasing to 21.8% in 2002. Rapid growth in housing-related industries fueled rapid improvements in office fundamentals, as financial firms, particularly those in mortgage lending, entered the market. A number of other firms chose to expand in the area at the same time, attracted by the region’s rapidly growing population and economy. The vacancy rate hit a recent low of 11.9% in 2006, before the housing market bust caused fundamentals to deteriorate just as quickly.

During the first half of 2009, the vacancy rate increased by 370 basis points from its level at year-end 2008 to 24.4% in the second quarter. At the same time, asking rents fell by 9.5%. New supply throughout the region totaled 806,200 square feet during the first half of 2009. We expect fundamentals to weaken in the near term, as the region’s main driver of economic growth, housing, remains hampered by a low level of demand, foreclosures adding to existing inventory and extended weakness in pricing. The total office vacancy rate should peak at 26.6% in 2010, while asking rents decline a cumulative 13.6% from their level in 2008. As the economy rebounds, we expect the single family market to recover in concert, further increasing demand for office space. We believe the total office vacancy rate will decline to 21.6% by 2013, at which point asking rents should post an annual increase of 3.0%.

CBD Office

As mentioned, the Phoenix CBD market tends to draw professional services firms and corporate headquarters. Growth in office-using employment sectors benefited the CBD to a greater extent during the housing boom as compared with the tech boom, in contrast to most other MSAs. The CBD vacancy rate bottomed at 12.1% in 1998 during that growth cycle and bottomed again at 10.7% in 2006 during the housing boom. Job losses caused the vacancy rate to peak at 19.2% in 2002, before trending down through 2006. Because of the great effect the housing market crash had on area employment, we expect the deterioration to be more severe in the current cycle.

Decreased demand for space caused rapid deterioration in Phoenix CBD market fundamentals during the first half of 2009. The CBD vacancy rate stood at 17.4% in the second quarter of 2009, up from 13.4% at year-end 2008. As tenants exited space, landlords were forced to decrease rents and increase concessions. The average asking gross rental rate fell by 4.6% in the first half of 2009 after decreasing by 2.7% in 2008, as the increased amount of vacant space and space available for sublease weakened landlord bargaining power. The amount of CBD space available for sublease increased by 22.9% between the first and second quarters of 2009. With two new buildings slated for late 2009 and 2010, we expect that the introduction of new, mostly speculative supply will further weaken market fundamentals, as demand will likely remain abated for some time.

One Central Park East still does not have an anchor tenant. The 475,000 square-foot office building will be the first high-rise built in downtown Phoenix since 2001. The developer had hoped to capitalize on a location adjacent to Arizona State University’s new downtown campus; however, with the public university facing their own cutbacks, the added value of this feature has diminished. One Central Park East is scheduled for completion in October 2009. Wells Fargo intends to sublease Wachovia’s 67,400 square-foot commitment as the anchor tenant for the $900 million CityScape development following the two companies’ merger, adding vacant space to an already-bloated CBD market. The mixed-use project, which includes 530,000 square feet of office space, is scheduled for completion in January 2010. The law firms of Squire, Sanders and Dempsey, Ballard, Spahr, Andrews and Ingersoll, and Jennings, Strouss and Salmon have signed on for modest amounts of space, as has Fidelity National Title and the project’s developer, RED Development.

RCG expects the CBD vacancy rate to increase through 2010, peaking at 20.9% as job losses accrue, employers cut back on space and this new space comes on line. During this time, we expect the average asking rental rate to decline another 2.4% from the second quarter of 2009s level. A rebounding economy, coupled with a lack of new construction as a result of the credit crunch, should increase demand for Phoenix CBD office space in the latter part of the forecast period. RCG forecasts the vacancy rate to decline to 16.2% in 2013, while annual growth in asking rents resumes and accelerates to 3.1%.

Suburban Office

The Phoenix suburban market contains several premier markets, which typically command higher rents than the CBD, such as Camelback Corridor and Scottsdale. However, as businesses trim their budgets, we are seeing a flight-to-economy trend that is weakening these submarkets. Additionally, submarkets that recorded rapid population growth during the housing boom are now deteriorating quickly, as many of the tenants that drove office demand during recent years were in housing-related industries. For example, the Southeast Valley submarkets each posted a vacancy rate in excess of 30% in the second quarter of 2009. Currently, the CBD is outperforming the suburban market. Tempe reported less deterioration because of the presence of Arizona State University, which has attracted some tenants even during the downturn, particularly those in technology and energy-related industries. Locations near the airports also have shown more resilience, buoyed by demand from certain aerospace, defense and trade companies. However, all submarkets weakened since 2006.

The suburban market also suffers from overbuilding. From 2006 to 2008, an average of 3.7 million square feet were delivered per year as developers rushed into the rapidly growing market only to deliver their projects in a time of declining demand. In comparison, an annual average of 3.5 million square feet was delivered from 1999 to 2001. The vacancy rate reached a low of 10.1% in 1998 as a result of growth in technology-related employment. During the housing boom, the vacancy rate only hit a low of 12.2% in 2006, before rapidly growing office stock and slowing demand caused the vacancy rate to increase sharply. Rent growth was negative from 2002 to 2004, before averaging 7.2% growth per year from 2005 to 2008. Steep increases in vacant space have since reversed that trend.

The Phoenix suburban office vacancy rate increased to its highest level in more than a decade in the second quarter of 2009. Despite a pullback in deliveries, the vacancy rate jumped to 26.3% in the second quarter of 2009 from 22.7% at year-end 2008. Only 806,000 square feet came online during the first half of 2009, down significantly from the past two years. This large increase in the vacancy rate caused landlords to rapidly decrease asking rents. The average asking rental rate dropped by 10.2% during the first half of 2009, after increasing by 0.8% during 2008. RCG expects this trend to continue as businesses declare bankruptcy, scale back, sublease space, or exit the Phoenix area. We predict the vacancy rate will increase through 2010, reaching a peak of 28.3%. During this time, the average asking rental rate should fall another 4.9% from the second quarter’s rate. We expect the Phoenix economy to recover from 2010 to 2013, driven by the growth of the healthcare and alternative energy industries, which tend to locate in the suburban market. Additionally, current tight credit conditions and weak market fundamentals should quell development activity, thus decreasing the amount of new supply in coming years. This combination of stronger demand and limited construction should allow the vacancy rate to fall to 23.1% by 2013, while annual growth in asking rents increases to 3.0%.

Nashville

Economy

Nashville’s economy has grown at a rapid pace since 1990. In the 17 years though 2007, total job growth averaged 2.7% annually, compared with 1.6% for the nation as a whole. In addition to a booming tourism industry, the local economy has benefitted from strong population growth and from businesses relocating to Nashville. Production and service-based firms are attracted by tax incentives, low labor costs and low utility costs, while warehousing, distribution and logistics firms find advantages in the MSA’s central location and well-equipped transportation infrastructure. In the aftermath of the tech-bust recession in the early 2000s, Nashville’s labor market recovered stronger and faster than the national economy. While Nashville’s total payroll employment contracted by 1.7% in 2001, positive job growth returned in the following year, pushing overall job totals beyond pre-recession levels by year-end 2003. The U.S. labor market, taken as a whole, did not return to pre-recession job totals until 2005.

Between year-end 2001 and 2008, local employers added a total of 82,300 jobs at a 2.0% annual rate. The educational and health services employment sector contributed 22,600 new jobs to the total figure—the most of any sector. The professional and business services and leisure and hospitality sectors added an average of 15,200 new jobs each during the same period. A booming residential and commercial construction industry drove 4.4% annual growth of the construction employment sector.

During the current recession, Nashville’s economy has proven more volatile the national economy. In the 18 months between December 2007 and June 2009, total payroll employment has contracted 5.1%, representing a loss of 39,400 jobs. The U.S. job total has declined 4.3%. The heaviest losses were recorded in the manufacturing, construction and professional and business services employment sectors. These three sectors alone account for 78% of net job losses in 2008 and the first half of 2009.

RCG’s forecast calls for net job losses to persist through 2009, though the pace of contraction should slow considerably by year-end. Annual job growth should return to most employment sectors by 2010, notable exceptions being construction and manufacturing. Rising demand for healthcare, business services and a growing tourism industry will lead economic growth through the medium term.

Total Office

As with many other rapidly growing cities in the South, the great majority of total office stock is located in Nashville’s suburbs. Of the 30.1 million square feet in the market as of the second quarter of 2009, 77% was located outside the traditional boundaries of the

Downtown area. With its supply of developable land, lower barriers to entry, and proximity to desirable residential locations, developers and office tenants have preferred suburban locations to those Downtown.

During the tech bust period, the overall vacancy rate increased to 17.5% in 2001 from 8.6% in 1998. Average asking rents fell 9.4% in 2001. During the next four years, the vacancy rate fell to an annual low of 9.2% in 2005, though this increase in occupancy occurred on the basis of cheap or falling rents, depending on which submarket is referenced. As the next building cycle gained traction, demand began to wane. Between 2006 and 2008, 4.3 million square feet of new supply was delivered to the market, mostly in the suburbs.

By mid-2009, the vacancy rate had increased to 14.0%, and perhaps more troubling, signs of further distress have surfaced. All office-using employment sectors declined on year-over-year basis through mid-2009, and a full labor market recovery is not expected until 2011, increasing the likelihood of a further increase in the overall vacancy rate. RCG’s forecast calls for the vacancy rate to reach 16.1% by year-end 2010. A more significant rise in vacancy will likely be prevented by the slowdown in development activity during the next two years. In fact, RCG expects just 1.4 million square feet of space to be delivered through the remainder of the forecast period – roughly equal the total in 2008. Healthy job growth later in the forecast period should push the overall vacancy rate back down to 12.1% by 2013.

CBD Office

Nashville’s downtown office market has generally followed the suburban office market in terms of vacancy rate trends during much of the previous decade. During the tech bust period, the vacancy rate increased to 17.1% in 2001 from 7.8% in 1998. The market recovered during the next several years, marked by a falling vacancy rate. The largest influx of new demand during this period was the temporary relocation of Nissan’s North American headquarters into Downtown’s BellSouth Tower. By 2007, the vacancy rate had dropped to 11.9%. Rent growth, on the other hand, was comparatively uneven. Until 2007, average asking rents had not recovered to their pre-tech bust level from 2000 and in fact had fallen each year, aside from 2003. The delivery of the 340,000 square-foot SunTrust Tower in 2007, however, raised the overall average asking rent, as lease rates at the new Class A office building were set at a high premium to market average.

Market fundamentals began to unravel in 2008. Nissan vacated their office in the BellSouth Tower to their new suburban headquarters, leaving a 240,000 square-foot block of space vacant in the CBD. Office employment began falling in 2008 as well, undermining overall demand levels in the market. By year-end, the vacancy rate had increased 5.9 percentage points to 17.8%, its highest level in at least a decade. Deep cuts within office-using employment sectors thus far in 2009 caused the vacancy rate to rise to 21.5%, representing a 3.7 percentage-point jump during the first half of the year.

RCG expects the vacancy rate to peak at 26.3% in 2010, as an additional 500,000 square feet of space are delivered to the market between mid-2009 and year-end 2010. Though much of this new space is pre-leased, backfilling office space for these tenants will present a challenge for landlords. Solid employment growth following the recession should boost total demand for office space in Nashville, while relatively inexpensive rents attract some cost-sensitive firms to downtown office buildings. The vacancy rate is forecasted to fall back to 17.6% by 2013, though rent growth will likely be mild at best.

Suburban Office

The suburban office market’s 23.3 million square feet of space is spread across seven submarkets. Those submarkets near desirable residential locations have typically performed better than others, as companies have shown a tendency to locate near executive and employee housing. The suburban market as a whole, however, has been remarkably stable in recent years.

Following the tech bust period, during which the vacancy rate climbed to 17.6% in 2001 from 8.9% in 1998, demand for space among Nashville’s suburban office parks grew at a healthy rate for the next seven years. Net absorption averaged 810,000 square feet per year between 2002 and 2008. During this period, the annual vacancy rate reached a low of 8.2% in 2005. The development cycle began to catch up with rising demand around this time, and an average of 1.3 million square feet of space was delivered annually during the next three years. The 2006 to 2008 period represents a general equilibrium for the market. The addition of new supply was steady; the vacancy rate hovered in the 10%-range; and average asking rents grew 3.7% annually.

As of the second quarter of 2009, contracting payrolls in office-using employment sectors have softened demand for suburban office space, as companies hold off on expansion plans or sublease expendable space. Net absorption in the first half of the year totaled just 15,000 square feet, compared with nearly 1.4 million square feet in 2008. The vacancy rate increased 1.1 percentage points to 11.8% in the first two quarters of 2009, though rent growth has thus far been unwavering.

Nevertheless, the Southwest quadrant of the Nashville metropolitan region continues to show momentum. The lowest office space vacancies are found in the Cool Springs/Brentwood, Green Hills/Music Row and West End/Belle Meade submarkets. Those areas also feature the highest average asking lease rates, all above $20 per square foot. The largest rent gains in 2008 were found in the outer periphery.

RCG expects the recession to impact the suburban office market to a lesser degree than the CBD, and the recovery should be stronger and more rapid. The vacancy rate is forecasted to reach a high of 13.6% at year-end 2009. Rents should begin falling during the second half of 2009, with RCG’s forecast implying a drop of 4.3% from the second quarter’s level. Asking rents should fall again in 2010, but at a slower pace. Steady job growth and limited development activity will aid the recovery in the medium term. By 2013, the vacancy rate is forecasted to decrease back to 10.5%, while rent growth slowly gains momentum between 2011 and 2013.